UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THL Credit, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THL Credit, Inc.

100 Federal Street, 31st Floor

Boston, MA 02110

May 3, 2019

To the Stockholders of THL Credit, Inc.:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of THL Credit, Inc. to be held at our offices, located at 100 Federal Street, 31st Floor, Boston, MA 02110, on June 14, 2019, at 9:30 a.m., local time. Only stockholders of record at the close of business on April 16, 2019 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

Details of the business to be conducted at the meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented at the meeting. Whether or not you expect to be present in person at the meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or vote via the Internet or telephone. Instructions are shown on the proxy card. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting. Your vote and participation in our governance is very important to us.

Sincerely,

CHRISTOPHER J. FLYNN,

Director, Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To be Held at

100 Federal Street, 31st Floor

Boston, MA 02110

June 14, 2019, 9:30 a.m., local time

To the Stockholders of THL Credit, Inc.:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of THL Credit, Inc., a Delaware corporation (the “Company” or “we”), will be held at our offices, located at 100 Federal Street, 31st Floor, Boston, MA 02110 on June 14, 2019, at 9:30 a.m., local time. The Annual Meeting is being held for the following purposes:

1.

To elect Christopher J. Flynn, Edmund P. Giambastiani, Jr., Nancy Hawthorne, James D. Kern, Deborah McAneny and Jane Musser Nelson as directors of THL Credit, Inc., each to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.

To allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, as amended (the “1940 Act”);

3.

To approve an amendment to the Company’s investment management agreement to (a) reduce the annual base management fee from 1.5% to 1.0% of the Company’s gross assets, payable quarterly in arrears on a calendar quarter basis, and (b) revise the incentive fee calculation on the Company’s performance generally, including a reduction from 20.0% to 17.5% with an 8% annual hurdle rate;

4.	To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

THE BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

The nominees of the Board of Directors for election as directors are listed in the enclosed proxy statement. We are not aware of any other business, or any other nominees for election as directors, that may properly be brought before the Annual Meeting.

Holders of record of our common stock as of the close of business on April 16, 2019, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. Whether or not you expect to be present in person at the Annual Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or vote via the Internet or telephone. Instructions are shown on the proxy card.

Please sign the enclosed proxy card and return it promptly in the envelope provided, or vote via the Internet or telephone. Thank you for your support of THL Credit, Inc.

By order of the Board of Directors,

SABRINA RUSNAK-CARLSON,

Secretary of the Company

Boston, Massachusetts

May 3, 2019

Your vote is extremely important! To ensure proper representation at the Annual Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, or vote your shares electronically through the Internet or by telephone. Please see the proxy statement and the enclosed proxy card for details about electronic voting. Even if you vote your shares prior to the Annual Meeting, you still may attend the Annual Meeting and vote your shares in person. No matter how many or how few shares you own, please send in your proxy card, vote your shares by telephone or vote via the internet today.

Page
General	1
Annual Meeting Information	1
Purpose of Annual Meeting	1
Voting Information	2
Security Ownership of Certain Beneficial Owners and Management	5
PROPOSAL 1—TO ELECT CHRISTOPHER J. FLYNN, EDMUND P. GIAMBASTIANI, JR., NANCY HAWTHORNE, JAMES D. KERN, DEBORAH MCANENY AND JANE MUSSER NELSON AS DIRECTORS OF THL CREDIT, INC., EACH TO SERVE UNTIL THE 2020 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED	7
Director and Executive Officer Information	8
Corporate Governance	22
Independent Auditor’s Fees	23
Audit Committee Report	24
Executive Compensation	27
Director Compensation	27
PROPOSAL 2—TO ALLOW THE COMPANY TO INCREASE LEVERAGE BY APPROVING THE APPLICATION TO THE COMPANY OF A MINIMUM ASSET COVERAGE RATIO OF 150%, PURSUANT TO SECTION 61(A)(2) OF THE 1940 ACT	28
PROPOSAL 3—TO APPROVE AN AMENDMENT TO THE COMPANY’S INVESTMENT MANAGEMENT AGREEMENT TO (A) REDUCE AN ANNUAL BASE MANAGEMENT FEE FROM 1.5% TO 1.0% OF THE COMPANY’S GROSS ASSETS, PAYABLE QUARTERLY IN ARREARS ON A CALENDAR QUARTER BASIS, AND (B) REVISE THE INCENTIVE FEE CALCULATION ON THE COMPANY’S PERFORMANCE GENERALLY, INCLUDING A REDUCTION FROM 20.0% TO 17.5% WITH AN 8% ANNUAL HURDLE RATE	39
PROPOSAL 4—TO APPROVE THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES	52
Stockholder Proposals	53
Other Business	53
Annual Reports	53

THL Credit, Inc.

100 Federal Street, 31st Floor

Boston, MA 02110

PROXY STATEMENT

2019 Annual Meeting of Stockholders

General

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”). We are first furnishing this proxy statement and the accompanying form of proxy to stockholders on or about May 10, 2019. In this proxy statement, except where the context suggests otherwise, we refer to THL Credit, Inc. as the “Company,” “THL Credit,” “we,” “our” or “us” and the Board of Directors as the “Board.”

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or telephone, and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

Annual Meeting Information

Date and Location

We will hold the Annual Meeting on June 14, 2019 at 9:30 a.m., local time, at our offices, located at 100 Federal Street, 31st Floor, Boston, MA 02110.

Availability of Proxy and Annual Meeting Materials

This proxy statement and the accompanying annual report on Form 10-K for the year ended December  31, 2018 are also available at the following website that can be accessed anonymously: www.THLCreditBDC.com.

Purpose of Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

1.

To elect Christopher J. Flynn, Edmund P. Giambastiani, Jr., Nancy Hawthorne, James D. Kern, Deborah McAneny and Jane Musser Nelson as directors of THL Credit, Inc., each to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.

To allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, as amended (the “1940 Act”);

3.

To approve an amendment to the Company’s investment management agreement to (a) reduce the annual base management fee from 1.5% to 1.0% of the Company’s gross assets, payable quarterly in arrears on a calendar quarter basis, and (b) revise the incentive fee calculation on the Company’s performance generally, including a reduction from 20.0% to 17.5% with an 8% annual hurdle rate;

4.	To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

Voting Information

Record Date and Voting Securities

The record date for the Annual Meeting is the close of business on April 16, 2019 (the “Record Date”). You may cast one vote for each share of common stock that you owned as of the Record Date. All shares of common stock have equal voting rights and we do not have, nor does our certificate of incorporation authorize us to issue, any other class of equity security, other than preferred. On May 1, 2019, 31,863,119 shares of common stock were outstanding.

Quorum Required

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Shares for which brokers have not received voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote the shares on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes. Notwithstanding the foregoing, we do not expect any broker non-votes at the Annual Meeting because there are no routine proposals to be voted on at the Annual Meeting.

If a quorum is not present at the Annual Meeting, the Chairman or stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Submitting Voting Instructions for Shares Held Through a Broker

If you hold shares of common stock through a broker, bank or other nominee, you must follow the voting instructions you receive from your broker, bank or nominee. If you hold shares of common stock through a broker, bank or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Annual Meeting. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on Proposals 1, 2, 3 or 4 the broker may not exercise discretion to vote for or against those proposals. These shares will not be counted as having been voted on the applicable proposal. Please instruct your bank or broker so your vote can be counted.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of common stock, you may authorize a proxy to vote on your behalf by mail or electronically, as described on the enclosed proxy card. Authorizing your proxy will not limit your right to vote in person at the Annual Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations. Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or telephone are shown on the enclosed proxy card.

Revoking Your Proxy

If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by (1) delivering a written revocation notice prior to the Annual Meeting to our Secretary, Sabrina Rusnak-Carlson, at THL Credit, Inc., 100 Federal Street, 31st Floor, Boston, MA 02110, Attention: Corporate Secretary; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the Annual Meeting; or (3) voting in person at the Annual Meeting. If you hold shares of common stock through a broker, bank or other nominee, you must follow the instructions you receive from your nominee in order to revoke your voting instructions. Attending the Annual Meeting does not revoke your proxy unless you also vote in person at the Annual Meeting.

Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been properly recorded. A stockholder that votes through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholder.

Votes Required

Proposal	Vote Required	Broker Discretionary Voting Allowed?	Effect of Abstentions Votes Withheld and Broker Non-Votes

Proposal 1—To elect Christopher J. Flynn, Edmund P. Giambastiani, Jr., Nancy Hawthorne, James D. Kern, Deborah McAneny and Jane Musser Nelson as Directors of THL Credit, Inc., each to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified	Affirmative vote of the holders of a plurality of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors	No	Votes withheld and broker non-votes will have no effect on the result of the vote.

Proposal 2—To allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the 1940 Act	Affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal	No	Abstentions and broker non-votes will have no effect on the result of the vote.

Proposal 3—To approve an amendment to the Company’s investment management agreement to (a) reduce the annual base management fee from 1.5% to 1.0% of the Company’s gross assets, payable quarterly in arrears on a calendar quarter basis, and (b) revise the incentive fee calculation on the Company’s performance generally, including a reduction from 20.0% to 17.5% with an 8% annual hurdle rate	Affirmative vote of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting[1]	No	Abstentions and broker non-votes will have the effect of a vote against this proposal.

[1]

For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is less.

Proposal	Vote Required	Broker Discretionary Voting Allowed?	Effect of Abstentions Votes Withheld and Broker Non-Votes

Proposal 4—To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies	Affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal	No	Abstentions and broker non-votes will have the effect of a vote against this proposal.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Annual Meeting. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the names of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mail or electronically, proxies may be solicited in person and by telephone or facsimile transmission by directors or officers of the Company or officers or employees of THL Credit Advisors LLC (“THL Credit Advisors” or the “Advisor”), our investment adviser (without special compensation).

Costs of Solicitation

We pay the cost of soliciting proxies. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King and Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, to help with the solicitation for a fee of $7,500 plus reasonable out-of-pocket costs and expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding solicitation materials to stockholders and obtaining their votes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 1, 2019, the beneficial ownership of each current director, the nominees for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 31,863,119 shares of common stock outstanding as of May 1, 2019.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. The Company’s directors are divided into two groups-interested directors and independent directors. Interested directors are “interested persons” of THL Credit, Inc. as defined in Section 2(a)(19) of the 1940 Act. Unless otherwise indicated, the address of all executive officers and directors is c/o THL Credit, Inc., 100 Federal Street, 31st Floor, Boston, MA 02110.

Name	Number of Shares Owned Beneficially	Percentage
Interested Directors:
Christopher J. Flynn(1)(2)	78,512	*
Independent Directors:
Edmund P. Giambastiani, Jr.	—	*
Nancy Hawthorne(3)(4)	14,867	*
James D. Kern	4,000	*
Deborah McAneny	9,500	*
Jane Musser Nelson	3,650	*
Executive Officers:
Terrence W. Olson(2)(5)	84,750	*
Sabrina Rusnak-Carlson	6,960	*
All executive officers and directors as a group (8 persons)	202,239	*

5% of more holders(6):
Leon G. Cooperman(7)	2,769,900	8.69%
St. Andrew’s Country Club 7118 Melrose Castle Lane Boca Raton, FL 33496
THL Credit Advisors LLC(8)	1,259,102	3.95%
100 Federal Street, 31st Floor Boston, MA 02110

*	Represents less than 1%.
(1)	Includes 12,673 shares held as an individual and 11,900 shares held by THL Credit Advisors FBO Christopher J. Flynn, for which Mr. Flynn has sole voting and dispositive power.
(2)	Includes shares indirectly owned through acquisitions by the Advisor.
(3)	Includes shares purchased through a dividend reinvestment plan.
(4)	Shares are held in the Nancy Hawthorne SEP FBO Nancy Hawthorne, for which Ms. Hawthorne has sole voting and dispositive power.
(5)	Includes 14,550 shares held as an individual and 37,363 shares held by THL Credit Advisors FBO Terrence W. Olson, for which Mr. Olson has sole voting and dispositive power.
(6)	Information about the beneficial ownership of our principal stockholders is derived from filings made by them with the SEC.

(7)

Based on information included in the Schedule 13G filed by Leon G. Cooperman on February 14, 2019, as of December 31, 2018, Mr. Cooperman beneficially owned 2,769,900 shares of the Company’s common stock and had sole voting and dispositive power over 2,569,900 shares of the Company’s common stock. Mr. Cooperman is married to an individual named Toby Cooperman. Mr. Cooperman is one of the Trustees of The Leon and Toby Cooperman Foundation (the “Foundation”), a charitable trust dated December 16, 1981. Mr. Cooperman has investment discretion over the Shares (as defined below) held by the Uncommon Knowledge And Achievement, Inc. (the “Uncommon”), a 501(c)(3) Delaware charitable foundation. As to the Shares owned by the Uncommon, there would be shared power to dispose or to direct the disposition of such Shares because the owners of the Uncommon may be deemed beneficial owners of such Shares pursuant to Rule 13d-3 under the Act as a result of their right to terminate the discretionary account within a period of 60 days. Mr. Cooperman has an adult son named Michael S. Cooperman and a minor grandchild named Asher Silvin Cooperman. The Michael S. Cooperman WRA Trust (the “WRA Trust”), is an irrevocable trust for the benefit of Michael S. Cooperman. Mr. Cooperman has investment authority over the Shares held by Toby Cooperman, Michael S. Cooperman, the UTMA account for Asher Silvin Cooperman, and the WRA Trust accounts, and the Individual Retirement Accounts of Toby and Michael S. Cooperman. Mr. Cooperman’s ownership consists of 1,617,000 shares owned by Mr. Cooperman; 225,500 shares owned by Toby Cooperman; 400,000 shares owned by the Foundation; 116,600 shares owned by Michael S. Cooperman; 200,000 shares owned by the WRA Trust; 10,800 shares owned by the UTMA account for Asher Silvin Cooperman; and 200,000 shares owned by the Uncommon.

(8)	Includes certain shares also deemed to be beneficially owned by Messrs. Flynn and Olson.

The following table sets forth, as of May 1, 2019 the dollar range of our equity securities that is beneficially owned by each of our directors. We are not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Name	Dollar Range of Equity Securities Beneficially Owned(1)(2)(3)
Interested Directors:
Christopher J. Flynn(4)	$500,001—$1,000,000
Independent Directors:
Edmund P. Giambastiani, Jr.	None
Nancy Hawthorne	$100,001—$500,000
James D. Kern	$10,001—$50,000
Deborah McAneny	$50,001—$100,000
Jane Musser Nelson	$10,001—$50,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $6.82 on May 1, 2019 on The NASDAQ Global Select Market.
(3)	The dollar ranges of equity securities beneficially owned are: None; $1—$10,000; $10,001—$50,000; $50,001—$100,000; $100,001—$500,000; $500,001—$1,000,000 or over $1,000,000.
(4)	Includes shares indirectly owned through acquisitions by the Advisor.

PROPOSAL 1—TO ELECT CHRISTOPHER J. FLYNN, EDMUND P. GIAMBASTIANI, JR., NANCY HAWTHORNE, JAMES D. KERN, DEBORAH MCANENY AND

JANE MUSSER NELSON AS DIRECTORS OF THL CREDIT, INC., EACH TO SERVE UNTIL

THE 2020 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED

Our business and affairs are managed under the direction of the Board. Pursuant to our Amended and Restated Certificate of Incorporation, as amended, the Board may modify, by amendment to our By-Laws, the number of members of the Board provided that the number of directors will not be fewer than two or greater than nine and that no decrease in the number of directors shall shorten the term of any incumbent director. The Board currently consists of six members, of whom five are not “interested persons” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Rule 5606(b) of The NASDAQ Global Select Market rules require that the Company maintain a majority of the members of the Board that are considered independent and are not “interested persons” (as defined in the 1940 Act) of the Company or the Advisor (collectively, the “Independent Directors”) further provides that a director of a business development company (“BDC”) shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act.

Each of the directors will hold office until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified or such director’s earlier resignation, death or removal. At each Annual Meeting, the successors to the directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified or any director’s earlier resignation, death or removal.

Messrs. Flynn, Giambastiani and Kern and Mses. Hawthorne, McAneny and Nelson have each been nominated for re-election for terms expiring at the 2020 Annual Meeting of Stockholders and have indicated their willingness to continue to serve if elected and have consented to be named as nominees. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

Required Vote

A stockholder can vote for or withhold authority for each of the nominees. A director nominee will be elected by the affirmative vote of the holders of a plurality of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Under plurality voting, directors receiving the most “for” votes are elected. Since only “for” votes are counted, not any “withhold” votes or abstentions, in an uncontested election (i.e., an election where the only nominees are those proposed by the Board) theoretically a director could be elected with only one “for” vote, despite an overwhelming number of “withhold” votes. Shares represented by broker non-votes are not considered entitled to vote and thus are not counted for purposes of determining whether each of the nominees for election as a director have been elected. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominees named below. If a nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person nominated as a replacement. The Board has no reason to believe that the persons named will be unable or unwilling to serve.

The Board unanimously recommends a vote “FOR” this proposal.

Director and Executive Officer Information

Directors

Information regarding the nominees for election as a director at the Annual Meeting is as follows:

Nominees for election as directors to serve until our 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified:

Name, Address(1), and Age	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held During Past 5 Years
Interested Director(2):
Christopher J. Flynn (46)	Director, Chief Executive Officer	2015

Chief Executive Officer, THL Credit Advisors LLC and THL Credit Senior Loan Strategies LLC; Co-Chief Investment Officer (2014-2017), THL Credit Inc., and THL Credit Advisors LLC; Co-President and Managing Director (2014), THL Credit Inc., and THL Credit Advisors LLC

				THL Credit Logan JV LLC; THL Credit Advisors LLC; THL Credit Merical Holdings Inc., and Dimont Acquisition, Inc.
Independent Directors:
Edmund P. Giambastiani, Jr. (70)	Director	2016	None	The Boeing Company; Oppenheimer Funds; MITRE Corporation; Innovative Defense Technologies, LLC (information technology business); Monster Worldwide, Inc. (provider of employment services) (2008-2016)

Nancy Hawthorne (67)	Chairman of the Board	2009	Founder and Partner, Hawthorne Financial Advisors, LLC; Chair and Chief Executive Officer, Clerestory LLC (financial advisory and investment firm) (2001-2015)	Avid Technology, Inc. (provider of an open and integrated technology platform); Brighthouse Financial, (formerly known as the MetLife Funds) (family of mutual funds); CRA International, Inc. (global consulting firm)

James D. Kern (52)	Director, Chairperson of the Governance and Compensation Committee	2014; 2018

Managing Partner, Majestic Ventures 1 LLC (consulting and investment partnership focused on early stage growth companies) (2014-present); Chief Executive Officer, Emerging Payments Technologies, Inc. (alternative payment solution provider) (2016-2017); Managing Director, Nomura Securities (2010-2014)

				PlaySight Interactive Ltd. (designer of consumer sports analytics systems); Basic Energy Services, Inc. (provider of well site services to oil and natural gas drilling and producing companies); Boart Longyear Ltd. (provider of drilling services, drilling equipment and performance tooling for mining and drilling companies)

Name, Address(1), and Age	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held During Past 5 Years
Deborah McAneny (60)	Director, Chairperson of the Audit Committee	2015; 2018	None	HFF, Inc. (NYSE: HF) (provider of commercial real estate and capital markets services); RREEF America REIT II (open-end, core real estate fund); RREEF Property Trust, Inc. (public non-traded REIT); KKR Real Estate Finance Trust, Inc. (NYSE: KREF); Benchmark Senior Living, LLC (owner/operator of service service-enhanced senior living); The Rivers School (2004-2017); University of Vermont (2004-2016); KKR Financial Holdings LLC (NYSE: KFN) (2005-2014)

Jane Musser Nelson (61)	Director	2018	Managing Director, Cambridge Associates (2010-2016)	None

(1)	The address of each director is care of the Secretary of the Company at 100 Federal Street, 31st Floor Boston, MA 02110.
(2)	“Interested person,” as defined in the 1940 Act, of the Company. Mr. Flynn is an interested person of the Company due to his affiliation with the Advisor.

Biographical information regarding the Board is set forth below. We have divided the directors into two groups-independent directors and interested directors. Interested directors are “interested persons” of THL Credit, Inc., as defined in Section 2(a)(19) of the 1940 Act.

Executive Officers

The following persons serve as our executive officers (“Executive Officers”) in the following capacities:

Name, Address(1), and Age	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Christopher J. Flynn (46)	Chief Executive Officer	2015	Mr. Flynn is Chief Executive Officer of THL Credit Advisors LLC and THL Credit Senior Loan Strategies LLC, and a Director of THL Credit Logan JV LLC. He also serves on the investment committee of the Company and THL Credit Logan JV LLC and on the global investment committee of THL Credit Advisors LLC. Mr. Flynn is also a Director of THL Credit Advisors LLC. Previously, Mr. Flynn served as Co-

Name, Address(1), and Age	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
			Chief Investment Officer, and prior to that, Co-President and Managing Director, of the Company and THL Credit Advisors LLC.

Terrence W. Olson (52)	Chief Financial Officer, Chief Operating Officer, Assistant Secretary and Treasurer	2010

Mr. Olson is the Chief Operating Officer and Chief Financial Officer of THL Credit Advisors LLC and THL Credit Senior Loan Strategies LLC. He is also a Director of THL Credit Advisors LLC and on the investment committee of the Company.

Sabrina Rusnak-Carlson (40)	Chief Compliance Officer, General Counsel and Secretary	2018; 2016	Ms. Rusnak-Carlson is the Chief Compliance Officer, General Counsel and Secretary of THL Credit Advisors LLC and THL Credit Senior Loan Strategies LLC. Prior to joining the Company in 2015, Ms. Rusnak-Carlson was a Partner in the Corporate Department and a member of the Finance, Private Debt Finance and Distressed Debt Groups of Proskauer Rose LLP.

(1)	The address of each Executive Officer is care of the Secretary of the Company at 100 Federal Street, 31st Floor Boston, MA 02110.

Biographical Information

Interested Directors

Christopher J. Flynn. Mr. Flynn joined the Board in 2015. Mr. Flynn is Chief Executive Officer of THL Credit, Inc., THL Credit Advisors LLC and THL Credit Senior Loan Strategies LLC, and a member of the Board of Directors of THL Credit, Inc. and THL Credit Logan JV LLC. He also serves on the Investment Committee of THL Credit, Inc. and THL Credit Logan JV LLC and on the Global Investment Committee of THL Credit Advisors LLC. Mr. Flynn also serves on the Board of Directors of THL Credit Merical Holdings Inc., Dimont Acquisition, Inc. and THL Credit Advisors LLC. Previously, Mr. Flynn served as Co-Chief Investment Officer, and prior to that, Co-President and Managing Director, of THL Credit, Inc. and THL Credit Advisors LLC. Since joining THL Credit, Mr. Flynn has been involved in origination and closing investments, portfolio management, capital raising and management of THL Credit’s direct lending private funds and accounts, and the establishment of the Chicago and New York offices of THL Credit Advisors LLC. Prior to joining THL Credit in 2007, Mr. Flynn was a Vice President at AIG in the Leveraged Capital Group. Mr. Flynn joined AIG in February 2005 after working for Black Diamond Capital Management, a hedge fund, as a Senior Financial Analyst. From 2000 to 2003, Mr. Flynn worked in a variety of roles at GE Capital, lastly as an Assistant Vice President within the Capital Markets Syndication Group. Prior to joining GE Capital, Mr. Flynn worked at BNP Paribas as a Financial Analyst and at Bank One as a Commercial Banker. Mr. Flynn earned his M.B.A. with a concentration in Finance and Strategy from Northwestern University’s Kellogg Graduate School of Business and his B.A. in Finance from DePaul University.

Mr. Flynn’s experience as Chief Executive Officer and formerly as Co-Chief Investment Officer at the Company, his past experience at various firms in the financial services industry as well as his serving on the boards of directors of numerous private companies in connection with his role at the Company are among the attributes that led to the conclusion that Mr. Flynn should serve on the Board.

Independent Directors

Edmund P. Giambastiani, Jr. Admiral Giambastiani joined the Board in 2016. He has extensive leadership experience serving in the U.S. Navy for 37 years until his retirement in 2007. Admiral Giambastiani served as the Seventh Vice Chairman of the Joint Chiefs of Staff, the second ranking officer in the U.S. military, as NATO’s first Supreme Allied Commander Transformation and as Commander, U.S. Joint Forces Command. Additionally while on active duty, Admiral Giambastiani held extensive operational and staff assignments including command at the submarine, submarine squadron, fleet, allied and joint service level. Admiral Giambastiani currently serves as a director on the board of The Boeing Company and is a member of the board of trustees of the Oppenheimer Funds (designated the New York Board), and the MITRE Corporation. Admiral Giambastiani is also a member of the board of managers of Innovative Defense Technologies, LLC. In addition to independent consulting, he serves on the advisory boards of the Massachusetts Institute of Technology Lincoln Laboratory and the Maxwell School of Citizenship and Public Affairs of Syracuse University. He also served as the chairman of the board of Monster Worldwide, Inc. Since retirement from the Navy, he has served on numerous U.S. Government advisory boards, investigations and task forces for the Secretaries of Defense, State and Interior in addition to the Director of the Central Intelligence Agency and as a congressionally appointed commissioner on the Military Compensation and Modernization Commission. Admiral Giambastiani holds a B.S. from the U.S. Naval Academy where he graduated with leadership distinction.

Admiral Giambastiani’s various senior leadership roles within the U.S. military and his service as a Chairman and board member of two large publicly traded companies are among the attributes that led to the conclusion that Admiral Giambastiani should serve on the Board.

Nancy Hawthorne. Ms. Hawthorne joined the Board in 2009 and serves as the Chairman of the Board. Since 2014, Ms. Hawthorne has served as founder and Partner of Hawthorne Financial Advisors, LLC, a registered investment advisor. In addition, Ms. Hawthorne served as Chair and Chief Executive Officer of Clerestory LLC, a financial advisory and investment firm from August 2001 through December 2015. From 1997 to 1998, Ms. Hawthorne served as Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management, and as Chief Financial Officer and Treasurer of Continental Cablevision, a cable television company, from 1982 to 1997. Ms. Hawthorne serves on the board of directors of Avid Technology, Inc., a provider of an open and integrated technology platform, where she has served as lead independent director since October 2014 and also from January 2008 to December 2011, interim Chief Executive Officer from August 2007 through December 2007, and chairperson from May 2004 to May 2007. Ms. Hawthorne is a director of Brighthouse Financial, formerly known as the MetLife Funds, a family of mutual funds established by the Metropolitan Life Insurance Company. Ms. Hawthorne is also a director of CRA International, Inc., a global consulting firm. She previously served on the Investment Committee at Wellesley College. Ms. Hawthorne has a B.A. from Wellesley College and an M.B.A. from Harvard Business School.

Ms. Hawthorne’s experience as Chair and Chief Executive Officer of a financial advisory and investment firm, as well as her service as lead independent director of an operating company and director of a mutual fund are among the attributes that led to the conclusion that Ms. Hawthorne should serve on the Board.

James D. Kern. Mr. Kern joined the Board in 2014 and serves as the Chairperson of the Governance and Compensation Committee. Mr. Kern serves as Managing Partner of Majestic Ventures 1 LLC, a consulting and investment partnership focused on early stage growth companies since May 2014. From September 2016 to September 2017, Mr. Kern served as the Chief Executive Officer of Emerging Payments Technologies, Inc., a

leading alternative payment solution provider. In addition, Mr. Kern has served on the board of directors of PlaySight Interactive Ltd., a designer of consumer sports analytics systems, since May 2014. Mr. Kern also serves on the board of directors of Basic Energy Services, Inc., a provider of well site services to oil and natural gas drilling and producing companies. Mr. Kern also serves as director of Boart Longyear Ltd. (ASX: BLY), a provider of drilling services, drilling equipment and performance tooling for mining and drilling companies. From 2010 to mid-2014, Mr. Kern was a Managing Director at Nomura Securities, serving as Head of Global Finance FIG and Specialty Finance Investment Banking for the Americas. He previously served as a Managing Director at J.P. Morgan Securities within the FIG practice focused on Asset Management and Specialty Finance clients and, from 1994-2008, was a Senior Managing Director at Bear Stearns where he held several positions including Head of Strategic Finance-FIG, Head of Corporate Derivatives and was a founding member of the firm’s Structured Equity Products group. Mr. Kern has a B.S. from the Marshall School of Business at the University of Southern California.

Mr. Kern’s experience in senior management, advisory and banking roles with various firms in the financial services industry, including those in the specialty finance space, are among the attributes that led to the conclusion that Mr. Kern should serve on the Board.

Deborah McAneny. Ms. McAneny joined the Board in 2015 and serves as the Chairperson of the Audit Committee. Ms. McAneny is the former Chief Operating Officer of Benchmark Senior Living from 2007 to 2009. Prior to this, she was employed at John Hancock Financial Services for 20 years in various positions including as Executive Vice President for Structured and Alternative Investments where she was responsible for a portfolio of investment businesses with total assets under management of $20 billion including all real estate, commercial mortgages, CMBS, structured fixed-income, timber and agricultural. She was a Senior Auditor with Arthur Andersen & Co from 1981 to 1985. She is currently the lead independent director of HFF, Inc. (NYSE: HF) and on the board of directors of RREEF America REIT II, an open-ended, core real estate fund and RREEF Property Trust, Inc., a public non-traded REIT. She is currently a director of KKR Real Estate Finance Trust, Inc. (NYSE: KREF). She also serves on the board of advisors of Benchmark Senior Living, LLC. She was formerly on the board of directors of KKR Financial Holdings from 2005 through 2014. She is a former trustee of the Rivers School, a former Chair of the Board of Trustees of the University of Vermont, and a past President of the Commercial Mortgage Securities Association. Ms. McAneny holds a Masters Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization and a B.S. in Business Management from the University of Vermont.

Ms. McAneny’s experience in senior management roles at a financial services firm with a focus on specialty finance, as well as her service as a lead independent director and director of multiple financial services firms are among the attributes that led to the conclusion that Ms. McAneny should serve on the Board.

Jane Musser Nelson. Ms. Musser Nelson joined the Board in 2018. Ms. Musser Nelson was formerly a managing director with Cambridge Associates where she spent eight years (2010-2016 and 2005-2007) researching credit managers and working with a broad array of clients building credit portfolios as well as advising all asset allocations. Prior to this, she was an Executive Vice President at Bain Credit, investing and managing portfolios of leveraged loans and high yield bonds. Ms. Musser Nelson was also at ING Capital Advisors for eight years, serving on their U.S. and European Investment Committees and managing CLOs. Prior to ING, Ms. Musser Nelson was a Vice President at Eaton Vance working on the Senior Debt Fund team. She is currently serving on the advisory committee of several private funds. Ms. Musser Nelson also serves as Chair of the Investment Committee of the Concord Museum and on the Investment Committee for ConcordArt. Ms. Musser Nelson has a B.A. from Smith College and an M.B.A. from the Amos Tuck School of Business, Dartmouth College.

Ms. Musser Nelson’s experience in senior management roles at various financial services firms with a focus on leveraged loans, CLOs and private debt are among the attributes that led to the conclusion that Ms. Musser Nelson should serve on the Board.

Executive Officers Who Are Not Directors

Terrence W. Olson. Mr. Olson is the Chief Operating Officer and Chief Financial Officer of THL Credit, Inc., THL Credit Advisors LLC and THL Credit Senior Loan Strategies LLC. He also serves on the Board of Directors of THL Credit Advisors LLC and on the Investment Committee of THL Credit, Inc. As a member of THL Credit, Inc.’s senior management team, he is responsible for finance, operations, administration and information technology. He is also directly involved in strategic initiatives, capital raising and investor relations. Prior to joining THL Credit in February 2008, Mr. Olson spent ten years at Highland Capital Partners (“Highland”), a venture capital firm, where he served as Director of Finance and was responsible for the financial, tax and operational matters for Highland’s funds as well global activities in Europe and China. Before joining Highland, Mr. Olson was a Senior Manager at the accounting firm of PricewaterhouseCoopers LLP where he worked with public and private companies in the financial services and technology sectors between 1989 and 1998. He has been a presenter and speaker at numerous financial and private equity conferences and is active with several related industry groups, including the Financial Executive Alliance, where he serves on the Board of Directors. Mr. Olson earned his B.S. in Accounting from Boston College.

Sabrina Rusnak-Carlson. Ms. Rusnak-Carlson is the Chief Compliance Officer, General Counsel and Secretary of THL Credit, Inc., THL Credit Advisors LLC and THL Credit Senior Loan Strategies LLC. Her role includes legal and compliance review of THL Credit’s business operations, investing transactions, regulatory filings and strategic initiatives for THL Credit, Inc., THL Credit Advisors LLC and THL Credit Senior Loan Strategies LLC. Prior to joining THL Credit in 2015, Ms. Rusnak-Carlson was a Partner in the Corporate Department and a member of the Finance, Private Debt Finance and Distressed Debt Groups of Proskauer Rose LLP (“Proskauer Rose”) where she was responsible for representing alternative lenders in complex financings including acquisition financings, dividend recapitalization financings, asset-based loans, cash flow loans, cross-border and multi-currency loans, multi-tiered financing facilities, second-lien, unitranche, mezzanine, subordinated debt, and distressed debt facilities in addition to intercreditor agreements and debt restructurings. Prior to joining Proskauer Rose, Ms. Rusnak-Carlson worked at Nutter McClennen & Fish LLP as an Associate and prior thereto, at Triage Consulting Group as a Financial Consultant. Ms. Rusnak-Carlson earned her J.D. from the Boston University School of Law and her B.S. in Business Administration from Georgetown University.

Board Leadership Structure

The Board monitors and performs an oversight role with respect to our business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to us. Among other things, the Board approves the appointment of our investment adviser and related investment management agreement and administration agreement and our officers, reviews and monitors the services and activities performed by our investment adviser and our executive officers and approves the engagement, and reviews the performance of, our independent registered public accounting firm.

CEO as Director

The Board’s governance structure is strengthened by having its CEO serve as a director on the Board, together with an independent chairman. The Board believes this provides an efficient and effective leadership model for the Company. Including our CEO on the Board fosters clear accountability, effective decision-making, and alignment on corporate strategy.

No single leadership model is right for all companies at all times. The Board recognizes that depending on the circumstances, other leadership models, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Moreover, the Board believes that its governance practices provide adequate safeguards against any potential risks that might be associated with having its CEO on the Board. Specifically:

•	A supermajority of the directors of the Company are Independent Directors;

•	All of the members of the Audit Committee and Governance and Compensation Committee are Independent Directors;

•	The Board and its committees regularly conduct scheduled meetings in executive session, out of the presence of Mr. Flynn and other members of management;

•	The Board and its committees consult with an independent external counsel, out of the presence of Mr. Flynn and other members of management;

•	The Independent Directors periodically meet with the Company’s Chief Compliance Officer, out of the presence of Mr. Flynn and other members of management;

•	The Board and its committees regularly conduct meetings that specifically include Mr. Flynn;

•

The Board and its committees remain in close contact with, and receive reports on various aspects of the Company’s management and enterprise risk directly from, the Company’s senior management and independent auditors;

•	The Board and its committees interact with employees of the Company outside the ranks of senior management; and

•	The Chairman of the Board is an Independent Director.

Having a CEO who also serves as a director on the Board, an independent Chairman, experienced directors who evaluate the Board and themselves at least annually provides the right leadership structure for the Company and is best for the Company and its stockholders at this time.

Board’s Role In Risk Oversight

The Board performs its risk oversight function primarily through (i) its standing committees, which report to the entire Board of Directors and are comprised solely of Independent Directors, and (ii) active monitoring of our Chief Compliance Officer and our compliance policies and procedures.

Day-to-day risk management with respect to the Company is the responsibility of THL Credit Advisors and in some cases, other service providers to the extent that risk management is delegated to third parties, but in all cases, risk management is subject to the supervision of THL Credit Advisors. The Company is subject to a number of risks, including investment, compliance, operational and valuation risks, among others. While there are a number of risk management functions performed by THL Credit Advisors and the other service providers, as applicable, it is not possible to eliminate all of the risks applicable to the Company. Risk oversight is part of the Board’s general oversight of the Company and is addressed as part of various board and committee activities. The Board, directly or through a committee, also reviews reports from, among others, management, the independent registered public accounting firm for the Company and internal accounting personnel for THL Credit Advisors, as appropriate, regarding risks faced by the Company and management’s or its service providers’ risk functions. Nancy Hawthorne, an Independent Director, serves as Chairman of the Board. The Board believes that it is in the best interests of the Stockholders for Ms. Hawthorne to lead the Board because of her familiarity with our business and investment objective, her broad experience with the day-to-day management and operation of other investment funds and her significant background in the financial services industry, as described above. The Board believes that its leadership structure is appropriate because the structure allocates areas of responsibility among the individual directors and the committees in a manner that enhances effective oversight. The committee system facilitates the timely and efficient consideration of matters by the directors, and facilitates effective oversight of compliance with legal and regulatory requirements and of the Company’s activities and associated risks. The Board also believes that its size creates an efficient corporate governance structure that provides opportunity for direct communication and interaction between management and the Board.

The Board has appointed a Chief Compliance Officer, who oversees the implementation and testing of the Company’s compliance program and reports to the Board regarding compliance matters for the Company and THL Credit Advisors. The Independent Directors have engaged independent legal counsel to assist them in performing their oversight responsibilities.

We believe that the role of the Board in risk oversight is effective and appropriate given the extensive regulation to which we are already subject as a BDC. As a BDC, we are required to comply with certain regulatory requirements that control the levels of risk in our business and operations. For example, we are limited in our ability to enter into transactions with our affiliates, including investing in any portfolio company in which one of our affiliates currently has an investment.

Transactions with Related Persons

Investment Management Agreement

On March 5, 2019, our investment management agreement, together with the proposed fee waivers, with the Advisor was re-approved by the Board, including a majority of the Independent Directors. Under the investment management agreement, the Advisor, subject to the overall supervision of the Board, manages the day-to-day operations of, and provides investment advisory services to us.

Incentive Fee on Net Investment Income

We accepted the Advisor’s proposal to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019 (“Incentive Fee Waiver”). Such waived incentive fees shall not be subject to recoupment.

Effective January 1, 2018, we accepted the Advisor’s proposal to calculate the incentive fee on net investment income in a manner intended to reduce the future amount of any incentive fees and more closely align our incentive fee arrangement with the performance of the Company. Below is a description of how we will calculate the Advisor’s incentive fee on net investment income under this arrangement after the termination of the Incentive Fee Waiver, as well as a description of the calculation under the original arrangement.

Incentive Fee on Net Investment Income As of January 1, 2018

As of January 1, 2018, we have calculated the incentive fee on net investment income as indicated below (“Reduced Incentive Fee on Net Investment Income”) and waived such portion of the Reduced Incentive Fee on Net Investment Income that is in excess of the incentive fee on net investment income as set forth in the investment management agreement that the Advisor would otherwise be entitled to receive. In order to ensure that we will pay the Advisor less aggregate fees on a cumulative basis, as calculated beginning January 1, 2018, we have, at the end of each quarter, also calculated the incentive fee on net investment income owed by us to the Advisor based on the formula in place prior to January 1, 2018 to give effect to the waiver (“Incentive Fee on Net Investment Income Prior to Fee Waiver Agreement”). If the aggregate fees on a cumulative basis, as calculated based on the formula since January 1, 2018, are greater than the aggregate fees on a cumulative basis, as calculated based on the Incentive Fee on Net Investment Income Prior to Fee Waiver Agreement, the Advisor shall only be entitled to the lesser of those two amounts.

Since January 1, 2018, the Reduced Incentive Fee on Net Investment Income has been calculated by reference to the most recent trailing twelve quarter period or, if shorter, the number of quarters that have occurred since January 1, 2018 (“Trailing Twelve Quarter Period”), rather than on the standalone quarterly basis as set forth in the investment management agreement. Specifically, the net investment income component was calculated, and payable, quarterly in arrears at the end of each calendar quarter by reference to our aggregate preincentive fee net investment income, as adjusted as described below, from the calendar quarter then ending and the eleven preceding calendar quarters (or if shorter, the number of quarters that have occurred since January 1, 2018). Preincentive fee net investment income is expressed as a rate of return on the value of our net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the beginning of each applicable calendar quarter comprising of the relevant Trailing Twelve Quarter Period. The hurdle amount for incentive fee based on preincentive fee net investment income continues to be determined on a quarterly basis and equal to 2.0% (which is 8.0% annualized) but is multiplied by the net asset value attributable to our common stock at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarter Period (also referred to as “minimum income level”). The hurdle amount will be calculated after making appropriate adjustments for subscriptions (which includes all issuances by us of shares of our common stock, including issuances pursuant to our dividend reinvestment plan) and distributions that occurred during the relevant Trailing Twelve Quarter Period.

The calculation of preincentive fee net investment income continues to mean interest income, amortization of original issue discount, commitment and origination fees, dividend income and any other income (including any other fees, such as, structuring, diligence, managerial assistance and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under our administration agreement (discussed below), and any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee and any offering expenses and other expenses not charged to operations but excluding certain reversals to the extent such reversals have the effect of reducing previously accrued incentive fees based on the deferral of non-cash interest. Furthermore, preincentive fee net investment income continues to include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash.

The incentive fee based on preincentive fee net investment income for each quarter is determined as follows:

•	The Advisor receives no incentive fee for any calendar quarter in which our preincentive fee net investment income does not exceed the minimum income level.

•

Subject to the Incentive Fee Cap (as defined below), the Advisor receives 100% of our preincentive fee net investment income for the Trailing Twelve Quarter Period with respect to that portion of the preincentive fee net investment income for such quarter, if any, that exceeds the minimum income level but is less than 2.5% (which is 10.0% annualized) (also referred to as the “catch-up” provision); and

•	20.0% of our preincentive fee net investment income, if any, greater than 2.5% (10.0% annualized) for the Trailing Twelve Quarter Period.

The amount of the incentive fee on preincentive fee net investment income that is paid for a particular quarter equals the excess of the incentive fee so calculated minus the aggregate incentive fees on preincentive fee net investment income that were paid in respect of the eleven calendar quarters (or if shorter, the appropriate number of quarters that have occurred since January 1, 2018) included in the relevant Trailing Twelve Quarter Period but not in excess of the Incentive Fee Cap (as described below).

The foregoing incentive fee is subject to an Incentive Fee Cap (as defined below). The “Incentive Fee Cap” for any quarter is an amount equal to (a) 20% of the Cumulative Net Return (as defined below) during the relevant Trailing Twelve Quarter Period, minus (b) the aggregate incentive fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarter Period. “Cumulative Net Return” means (x) preincentive fee net investment income in respect of the relevant Trailing Twelve Quarter Period minus (y) any Net Capital Loss, if any, in respect of the relevant Trailing Twelve Quarter Period. If, in any quarter, the Incentive Fee Cap is zero or a negative value, we pay no incentive fee based on income to the Advisor for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is a positive value but is less than the incentive fee based on pre-incentive net investment income that is payable to the Advisor for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we pay an incentive fee based on preincentive fee net investment income to the Advisor equal to the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is equal to or greater than the incentive fee based on preincentive fee net investment income that is payable to the Advisor for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we pay an incentive fee based on income to the Advisor equal to the incentive fee calculated as described above for such quarter without regard to the Incentive Fee Cap. “Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period.

For the avoidance of doubt, the purpose of the Reduced Incentive Fee on Net Investment Income is to reduce aggregate incentive fees payable to the Advisor by us, effective as of January 1, 2018. In order to ensure that we will pay the Advisor less aggregate fees on a cumulative basis, we, at the end of each quarter, also calculate the incentive fee on net investment income owed by us to the Advisor based on the formula in place prior to January 1, 2018. If, at any time since January 1, 2018, the aggregate fees on a cumulative basis, as calculated based on the formula in place after January 1, 2018 after giving effect to the Incentive Fee Waiver, is greater than the aggregate fees on a cumulative basis, as calculated based on the formula in place prior to January 1, 2018, the Advisor is only entitled to the lesser of those two amounts until such time as the requisite number of stockholders approve such amended incentive fee calculation.

For the year ended December 31, 2018, we would have incurred $2.6 million of incentive fees related to ordinary income under this calculation. These fees were greater on a cumulative basis than the fees calculated based on the formula in place prior to January 1, 2018, therefore, the fees under the old formula were booked as an expense.

Incentive Fee on Net Investment Income Prior to January 1, 2018

The incentive fee has two components, ordinary income and capital gains, calculated as follows:

The ordinary income component is calculated, and payable, quarterly in arrears based on our preincentive fee net investment income for the immediately preceding calendar quarter, subject to a cumulative total return requirement and to deferral of non-cash amounts. The preincentive fee net investment income, which is expressed as a rate of return on the value of our net assets attributable to our common stock, for the immediately preceding calendar quarter, will have a 2.0% (which is 8.0% annualized) hurdle rate (also referred to as “minimum income level”). Preincentive fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under our administration agreement (discussed below), and any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee and any offering expenses and other expenses not charged to operations but excluding certain reversals to the extent such reversals have the effect of reducing previously accrued incentive fees based on the deferral of non-cash interest. Preincentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash. The Advisor receives no incentive fee for any calendar quarter in which our preincentive fee net investment income does not exceed the minimum income level. Subject to the cumulative total return requirement described below, the Advisor receives 100% of our preincentive fee net investment income for any calendar quarter with respect to that portion of the preincentive fee net investment income for such quarter, if any, that exceeds the minimum income level but is less than 2.5% (which is 10.0% annualized) of net assets (also referred to as the “catch-up” provision) and 20.0% of our preincentive fee net investment income for such calendar quarter, if any, greater than 2.5% (10.0% annualized) of net assets. The foregoing incentive fee is subject to a total return requirement, which provides that no incentive fee in respect of our preincentive fee net investment income is payable except to the extent 20.0% of the cumulative net increase in net assets resulting from operations over the then current and 11 preceding calendar quarters exceeds the cumulative incentive fees accrued and/or paid for the 11 preceding quarters. In other words, any ordinary income incentive fee that is payable in a calendar quarter is limited to the lesser of (i) 20% of the amount by which our preincentive fee net investment income for such calendar quarter exceeds the 2.0% hurdle, subject to the “catch- up” provision, and (ii) (x) 20% of the cumulative net increase in net assets resulting from operations for the then current and 11 preceding quarters minus (y) the cumulative incentive fees accrued and/or paid for the 11 preceding calendar quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the amount, if positive, of the sum of our preincentive fee net investment income, base management fees, realized gains and losses and unrealized appreciation and depreciation for the then current and 11 preceding calendar quarters. In addition, the portion of such incentive fee that is attributable to deferred interest (sometimes referred to as payment-in-kind interest, or PIK, or original issue discount, or OID) will be paid to the Advisor, together with interest thereon from the date of deferral to the date of payment, only if and to the extent we actually receive such interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. There is no accumulation of amounts on the hurdle rate from quarter to quarter and accordingly there is no clawback of amounts previously paid if subsequent quarters are below the quarterly hurdle rate and there is no delay of payment if prior quarters are below the quarterly hurdle rate.

Preincentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Because of the structure of the incentive fee, it is possible that we may pay an incentive fee in a quarter where we incur a loss, subject to the total return requirement and deferral of non-cash amounts. For example, if we receive preincentive fee net investment income in excess of the quarterly minimum hurdle rate, we will pay the applicable incentive fee even if we have incurred a loss in that quarter due to realized and unrealized capital losses. Our net investment income used to calculate this component of the incentive fee is also included in the amount of our gross assets used to calculate the 1.5% base management fee. These calculations will be appropriately prorated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

For the years ended December 31, 2018, 2017 and 2016 we incurred $0, $2.4 million and $4.5 million of incentive fees, net of incentive fees waived of $1.7 million, $0.8 million and $0, respectively, related to ordinary income.

Incentive Fee on Net Investment Income Payable

For the years ended December 31, 2018, 2017 and 2016, we reversed $0.0 million, $0.1 million and $0.4 million, respectively, of incentive fees related to the adjustment of previously deferred incentive fee.

As of December 31, 2018 and 2017, $0.1 million and $0.1 million, respectively, of such incentive fees related to previously deferred income now received in cash are currently payable to the Advisor, and reflected in accrued expenses and other payables on the Consolidated Statements of Assets and Liabilities. As of December 31, 2018 and 2017, $0.7 million and $1 million, respectively of incentive fees incurred by us were generated from deferred interest (i.e. PIK, certain discount accretion and deferred interest) and are not payable until such amounts are received in cash. These amounts are reflected in accrued incentive fees on the Consolidated Statements of Assets and Liabilities.

Incentive Fee on Capital Gains

The second component of the incentive fee (“capital gains incentive fee”) is determined and payable in arrears as of the end of each calendar year (or upon termination of the investment management agreement, as of the termination date). This component is equal to 20.0% of our cumulative aggregate realized capital gains from inception through the end of that calendar year, computed net of the cumulative aggregate realized capital losses and cumulative aggregate unrealized capital depreciation through the end of such year. The calculation of the capital gains incentive fee has not been modified or waived. The aggregate amount of any previously paid capital gains incentive fees is subtracted from such capital gains incentive fee calculated. There was no capital gains incentive fee payable to the Advisor under the investment management agreement as of December 31, 2018 and 2017. The Advisor has agreed to waive any capital gains incentive fee due and payable as of December 31, 2019 and has agreed to reduce such rate to 17.5%.

GAAP Incentive Fee Accrual

U.S. generally accepted accounting principles (“GAAP”) requires that the incentive fee accrual be calculated assuming a hypothetical liquidation of the Company at the balance sheet date. A hypothetical liquidation considers the cumulative aggregate realized gains and losses and unrealized capital appreciation or depreciation of investments or other financial instruments, in the calculation, as an incentive fee would be payable if such realized gains and losses or unrealized capital appreciation or depreciation were realized, even though such realized gains and losses and unrealized capital appreciation or depreciation is not permitted to be considered in calculating the fee actually payable under the investment management agreement (“GAAP Incentive Fee”). There can be no assurance that such unrealized appreciation or depreciation will be realized in the future. Accordingly, such fee, as calculated and accrued, would not necessarily be payable under the investment management agreement, and may never be paid based upon the computation of incentive fees in subsequent periods. For the years ended December 31, 2018, 2017 and 2016, we incurred no incentive fees related to the GAAP incentive fee.

Base Management Fee

The base management fee is calculated at an annual rate of 1.5% of our gross assets payable quarterly in arrears on a calendar quarter basis. For purposes of calculating the base management fee, “gross assets” is determined without deduction for any liabilities. The base management fee is calculated based on the value of the Company’s gross assets at the end of the most recently completed calendar quarter, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

For the years ended December 31, 2018, 2017 and 2016, the Advisor earned base management fees of $9.0 million, $10.4 million and $11.0 million, respectively, from us.

Commencing April 1, 2019, the Advisor reduced the base management fee calculation. On March 5, 2019, in consultation with the Board, we accepted the Advisor’s proposal to waive base management fees in excess of 1.0% per annum commencing April 1, 2019. Furthermore, the Board accepted the Advisor’s proposal to present to our stockholders at our annual meeting an amendment to the investment management agreement to modify the incentive fee calculation and reduce the incentive fee based on preincentive fee net investment income to 17.5% and reduce the base management fees to 1.0% of the gross assets. Waived incentive and base management fees shall not be subject to recoupment.

Administration Agreement

We have also entered into an administration agreement with the Advisor under which the Advisor will provide administrative services to us. Under the administration agreement, the Advisor performs, or oversees the performance of administrative services necessary for our operation, which include, among other things, being responsible for the financial records which we are required to maintain and preparing reports to our stockholders and reports filed with the SEC. In addition, the Advisor assists in determining and publishing our net asset value, oversees the preparation and filing of our tax returns and the printing and dissemination of reports to our stockholders, and generally oversees the payment of our expenses and the performance of administrative and professional services rendered to us by others. We will reimburse the Advisor for its allocable portion of the costs and expenses incurred by the Advisor for overhead in performance by the Advisor of its duties under the administration agreement and the investment management agreement, including facilities, office equipment and our allocable portion of cost of compensation and related expenses of our chief financial officer and chief compliance officer and their respective staffs, as well as any costs and expenses incurred by the Advisor relating to any administrative or operating services provided by the Advisor to us. The Board reviews the allocation methodologies with respect to such expenses. Such costs are reflected as administrator expenses in the accompanying Consolidated Statements of Operations. Under the administration agreement, the Advisor provides, on our behalf, managerial assistance to those portfolio companies to which we are required to provide such assistance. To the extent that the Advisor outsources any of its functions, we pay the fees associated with such functions on a direct basis without profit to the Advisor.

For the years ended December 31, 2018, 2017 and 2016, we incurred administrator expenses of $2.1 million, $2.9 million and $3.6 million, respectively. As of December 31, 2018, $0.1 million of administrator expenses was due from the Advisor, which was included in due from affiliate on the Consolidated Statement of Assets and Liabilities. As of December 31, 2017, $0.01 million of administrator expenses were due from the Advisor, respectively, which was included in due from affiliate on the Consolidated Statement of Assets and Liabilities.

License Agreement

We and the Advisor have entered into a license agreement with THL Partners, L.P., or THL Partners, under which THL Partners has granted to us and the Advisor a non-exclusive, personal, revocable, worldwide, non-transferable license to use the trade name and service mark THL, which is a proprietary mark of THL Partners, for specified purposes in connection with our and the Advisor’s respective businesses. This license agreement is royalty-free, which means we are not charged a fee for its use of the trade name and service mark THL. The license agreement is terminable either in its entirety or with respect to us or the Advisor by THL Partners at any time in its sole discretion upon 60 days prior written notice, and is also terminable with respect to either us or the Advisor by THL Partners in the case of certain events of non-compliance. After the expiration of its first one year term, the entire license agreement is terminable by either us or the Advisor at our or its sole discretion upon 60 days prior written notice. Upon termination of the license agreement, we and the Advisor must cease to use the name and mark THL, including any use in our respective legal names, filings, listings and other uses that may require us to withdraw or replace our names and marks. Other than with respect to the limited rights contained in the license agreement, we and the Advisor have no right to use, or other rights in respect of, the THL name and mark. We are an entity operated independently from THL Partners, and third parties who deal with us have no recourse against THL Partners.

Due To and From Affiliates

The Advisor paid certain other general and administrative expenses on our behalf. As of December 31, 2018 and 2017, there were fees of $0.17 million and $0.15 million, respectively, due to affiliate, which was included in accrued expenses and other payables on the Consolidated Statements of Assets and Liabilities.

As of December 31, 2018, the Advisor owed $0.1 million of administrator expenses as a reimbursement to us, which was included in due from affiliate on the Consolidated Statements of Assets and Liabilities. As of December 31, 2017, the Advisor owed $0.01 million of administrator expenses reimbursable to us, which was included in due from affiliate on the Consolidated Statements of Assets and Liabilities.

We act as the investment adviser to THL Credit Greenway Fund LLC (“Greenway”) and THL Credit Greenway Fund II LLC (“Greenway II”) and are entitled to receive certain fees. As a result, each of Greenway and Greenway II is classified as an affiliate. As of December 31, 2018 and 2017, $0.1 million and $0.4 million of fees related to Greenway and Greenway II, respectively, were included in due from affiliate on the Consolidated Statements of Assets and Liabilities.

For our controlled equity investments, as of December 31, 2018, we had $3.1 million of dividends receivable from THL Credit Logan JV LLC (“Logan JV”), Copperweld Bimetallics, LLC and C&K Market, Inc., $0.2 million of interest and fees from OEM Group, LLC, included in interest, dividends, and fees receivable on the Consolidated Statements of Assets and Liabilities. As of December 31, 2017, we had $3.5 million of dividends receivable from Logan JV and C&K Market, Inc., $0.5 million of interest and fees from OEM Group, LLC, $0.2 million of interest from Copperweld Bimetallics, LLC, $0.1 million of interest from Loadmaster Derrick & Equipment, Inc., included in interest, dividends, and fees receivable, and $0.3 million of interest and fees from Tri Starr Management Services, Inc. in prepaid expenses and other assets, which was offset by $0.1 million of deferred revenue in other deferred liabilities, on the Consolidated Statements of Assets and Liabilities.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee of the Board is required to review and approve any transactions with related persons (as such term is defined in Item 404 of Regulation S-K).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no such forms were required, we believe that our directors, executive officers and 10% or more holders complied with all Section 16(a) filing requirements during the year ended December 31, 2018 except as follows: Jane Musser Nelson, a director of the Company, was late in filing a Form 3 filing and a Form 4 filing disclosing one transaction with respect to a purchase of common stock. Terrence W. Olson, an officer of the Company, Christopher J. Flynn, an officer of the Company, and James R. Fellows, an officer of the Advisor, were each late in filing two Form 4 filings disclosing 29 transactions with respect to the purchase of stock through acquisitions by the Advisor. These Form 4 filings were late as the shares were acquired by the Advisor and it was subsequently determined that beneficial ownership of those shares should be attributed to those persons.

Corporate Governance

Corporate Governance Documents

We maintain a corporate governance webpage at the “Corporate Governance” link under the “Investor Relations” link at http://investor.THLCreditBDC.com.

Our Code of Ethics and Business Conduct, Code of Ethics, Nominating Procedures and Board committee charters are available at our corporate governance webpage at http://investor.THLCreditBDC.com and are also available to any stockholder who requests them by writing to our Corporate Secretary, Sabrina Rusnak-Carlson, at THL Credit, Inc., 100 Federal Street, 31st Floor, Boston, MA 02110, Attention: Corporate Secretary.

Director Independence

In accordance with rules of The NASDAQ Global Select Market, the Board annually determines the independence of each director. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company. The Company monitors the status of its directors and officers through the activities of the Company’s Governance and Compensation Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has changed.

In order to evaluate the materiality of any such relationship, the Board uses the definition of director independence set forth in The NASDAQ Global Select Market rules. The NASDAQ Global Select Market rules provides that a director of a BDC shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with the Company.

The Board has determined that each of the directors and nominees is independent and has no relationship with the Company, except as a director and in some cases, as a stockholder of the Company, with the exception of Mr. Flynn. Mr. Flynn is an interested persons of the Company due to their positions as officers of the Company.

Annual Evaluation

Our directors perform an evaluation, at least annually, of the effectiveness of the Board and its committees. This evaluation includes an annual questionnaire and the Board and Board committee discussion and is conducted by legal counsel to the Independent Directors.

Board Meetings and Committees

The Board met 9 times during fiscal year 2018. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member of such committees. The Board’s standing committees are set forth below. We require each director to make a diligent effort to attend all Board and committee meetings, as well as each Annual Meeting of Stockholders. Two of our directors attended our 2018 Annual Meeting of Stockholders.

Executive Sessions and Communications with Directors

The Independent Directors intend to meet in executive sessions at the conclusion of each regularly scheduled meeting of the Board, and additionally as needed, without the presence of any directors or other persons who are part of the Company’s management. These executive sessions of the Board will be presided over by Ms. Hawthorne, the Chairman of the Board.

Stockholders and other interested parties may contact any member (or all members) of the Board by mail or electronically. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to THL Credit, Inc., 100 Federal Street, 31st Floor, Boston, MA 02110, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Appropriate THL Credit, Inc. personnel will review and sort through communications before forwarding them to the addressee(s).

Audit Committee

The Audit Committee is presently composed of three persons, Debbie McAneny (Chairperson), Nancy Hawthorne and Jane Musser Nelson, all of whom are considered independent for purposes of the 1940 Act and The NASDAQ Global Select Market listing standards. The Board has determined that each member of our Audit Committee is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, or the Exchange Act. In addition, each member of our Audit Committee meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act and, in addition, is not an “interested person” of the Company or of THL Credit Advisors as defined in Section 2(a)(19) of the 1940 Act. The Audit Committee met four times during the 2018 fiscal year.

The Audit Committee operates pursuant to a charter approved by the Board. The charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board in fulfilling its responsibilities for overseeing and monitoring the quality and integrity of our financial statements, the adequacy of our system of internal controls, the review of the independence and performance of, as well as communicate openly with, our registered public accounting firm, the performance of our internal audit function and our compliance with legal and regulatory requirements.

A charter of the Audit Committee is available in print to any stockholder who requests it and it is also available on the Company’s website at http://investor.THLCreditBDC.com.

Independent Auditor’s Fees

The following table presents fees incurred by the Company for the fiscal years ended December 31, 2018 and 2017 for the Company’s principal accounting firm, PricewaterhouseCoopers LLP.

	2018	2017
Audit Fees	$705,000	$690,000
Audit-Related Fees	95,000	38,500
Tax Fees	116,800	163,883
All Other Fees	1,857	3,398

Total Fees	$918,657	$895,781

Audit Fees: Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and reviews of the condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as review of documents filed with the SEC, including certain Form 8-K filings.

Audit-Related Fees: Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. These services include, among other things, providing comfort letters and consents related to filings made with the SEC, as well as attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state, and local tax compliance.

All Other Fees. All other fees would include fees for products and services other than the services reported above.

Audit Committee Report

As part of its oversight of THL Credit, Inc.’s financial statements, the Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm all of the Company’s financial statements filed with the SEC for each quarter during fiscal year 2018 and for the year ended December 31, 2018. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP, and reviewed significant accounting issues with the Audit Committee. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Release No. 2012-004. The independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Corporation Accounting Oversight Board Rule 3526, Communications with Audit Committees, regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax, and other services to be provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Pursuant to the policy, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such service does not impair the firm’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

The Audit Committee has reviewed the audit fees paid by the Company to the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with the Company’s and the Audit Committee’s policies restricting the independent registered public accounting firm from performing services that might impair its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements as of and for the year ended December 31, 2018, be included in the Company’s Annual Report on Form 10-K for filing with the SEC. The Audit Committee also recommended the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2019.

Audit Committee

Debbie McAneny, Chairman

Nancy Hawthorne, Member

Jane Musser Nelson, Member

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference.

Governance and Compensation Committee

At our March 7, 2017 Board of Directors meeting, the Board unanimously approved the combination of the Governance Committee and the Compensation Committee to form the Governance and Compensation Committee. The Governance and Compensation Committee operates pursuant to a charter approved by the Board, which combines the responsibilities of the previous Governance Committee and Compensation Committee, including: (i) making nominations, in compliance with our Nominating Procedures, for the appointment or election of Independent Directors, personnel training policies and administering the provisions of the code of ethics and the code of ethics and business conduct applicable to the Independent Directors, and (ii) overseeing the Company’s compensation policies, evaluating executive officer performance and reviewing and approving the compensation, if any, by the Company of its executive officers. The Nominating Procedures set forth our policy regarding director qualifications and skills, the process for identifying and evaluating director nominees and directors available for re-election, the process for evaluating director candidates nominated by stockholders, the process regarding stockholder communications with the Board and the policy regarding directors’ attendance at annual meetings.

The Governance and Compensation Committee currently consists of James D. Kern (Chairperson), Nancy Hawthorne and Edmund Giambastiani Jr., all of whom are considered independent for purposes of the 1940 Act and The NASDAQ Global Select Market listing standards. The Governance and Compensation Committee met two times during the 2018 fiscal year.

The Governance and Compensation Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with our bylaws and the Nominating Procedures and any other applicable law, rule or regulation regarding director nominations. Stockholders may submit candidates for nomination for the Board by writing to: Board of Directors, THL Credit, Inc., 100 Federal Street, 31st Floor, Boston, MA 02110. When submitting a nomination to us for consideration, a stockholder must provide certain information proving his status as a stockholder and certain information about each person whom the stockholder proposes to nominate for election as a director, including: (i) the name of the stockholder and evidence of the person’s ownership of shares of the Company, including the number of shares owned and the length of time of ownership, (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and if requested by the Governance and Compensation Committee, a completed and signed director’s questionnaire, (iii) the class, series (if applicable) and number of shares of our capital stock owned beneficially or of record by such individual; (iv) the date such shares were acquired and the investment intent of such acquisition; (v) whether such stockholder believes any such individual is, or is not, an “interested person” of the Company, as defined in the 1940 Act or is, or is not, “independent” as set forth in the Nasdaq Global Select Market listing standards, and information regarding such individual that is sufficient, in the discretion of the Board or any committee thereof or any authorized officer of the Company, to make either such determination, and (vi) all other information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. Such notice must be accompanied by the proposed nominee’s written consent to be named as a nominee and to serve as a director if elected.

One of the goals of the Governance and Compensation Committee is to assemble a board of directors that brings us a variety of perspectives and skills derived from high quality business and professional experiences. In considering possible candidates for election as a director, the Governance and Compensation Committee takes into account, in addition to such other factors as it deems relevant, the desirability of directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the affairs and business of the Company;

•	are able to work with the other members of the Board and contribute to the success of the Company;

•	can represent the long-term interests of the Company’s stockholders as a whole; and

•	are selected such that the Board represents a range of backgrounds and experience.

The Governance and Compensation Committee also considers all applicable legal and regulatory requirements that govern the composition of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Compensation Committee may also consider such other factors as it may deem are in our best interests and those of our stockholders. The Governance and Compensation Committee also believes it appropriate for certain key members of our management to participate as members of the Board. The Governance and Compensation Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for Board membership.

The Governance and Compensation Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance and Compensation Committee or the Board decides not to re-nominate a member for re-election, the Governance and Compensation Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance and Compensation Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance and Compensation Committee. Research may also be performed to identify qualified individuals. We have not engaged third parties to identify or evaluate or assist in identifying potential nominees to the Board.

In reviewing and approving the compensation, if any, by the Company for each of the Company’s executive officers, the Governance and Compensation Committee will, among other things, consider corporate goals and objectives relevant to executive officer compensation, evaluate each executive officer’s performance in light of such goals and objectives, and set each executive officer’s compensation based on such evaluation and such other factors as the Governance and Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation). Notwithstanding the foregoing, currently none of the Company’s executive officers are directly compensated by the Company. However, the Company reimburses its administrator for the allocable portion of overhead and other expenses incurred by the administrator in performing its obligations under an administration agreement, including an allocable share of the compensation of certain of the Company’s executive officers with finance and compliance responsibilities.

A charter of the Governance and Compensation Committee and the Nominating Procedures is available in print to any stockholder who requests a copy, and is also available on the Company’s website at http://investor.THLCreditBDC.com.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to, among others, our executive officers, including our Principal Executive Officers and Principal Financial Officer, as well as every officer, director and employee of the Company. Requests for copies should be sent in writing to THL Credit, Inc., 100 Federal Street, 31st Floor, Boston, MA 02110. The Company’s Code of Ethics and Business Conduct is also available on our website at http://investor.THLCreditBDC.com.

If we make any substantive amendment to, or grant a waiver from, a provision of our Code of Ethics and Business Conduct, we will promptly disclose the nature of the amendment or waiver on our website at http://investor.THLCreditBDC.com as well as file a Form 8-K with the Securities and Exchange Commission.

Executive Compensation

None of our executive officers receive direct compensation from us. We do not engage any compensation consultants. The compensation of the Executive Officers and other investment professionals of the Advisor are paid by the Advisor. Further, we are prohibited under the 1940 Act from issuing equity incentive compensation, including stock options, stock appreciation rights, restricted stock and stock, to our officers, directors and employees.

Director Compensation

The following table sets forth compensation of the Company’s directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash(1)(2)
Interested Directors:
Christopher J. Flynn(3)	—
Independent Directors:
David K. Downes(4)	74,750
Edmund P. Giambastiani, Jr.	129,000
Nancy Hawthorne	168,000
James D. Kern	134,250
Deborah McAneny	143,500
Jane Musser Nelson(5)	92,875

(1)	For a discussion of the Independent Directors’ compensation, see below.
(2)	We do not maintain a stock or option plan, non-equity incentive plan or pension plan for our directors.
(3)	As an interested director, Mr. Flynn did not receive any compensation for his service as a director. Mr. Flynn was employed by THL Credit Advisors LLC, and not by the Company.
(4)	Mr. Downes did not seek re-election at the 2018 Annual Meeting of Shareholders.
(5)	Ms. Musser Nelson was appointed to the Board in April of 2018.

From January 1, 2018 to December 31, 2018, we paid each Independent Director an annual fee. The annual fee was $67,500 between January 1, 2018 and December 31, 2018. We also paid the Independent Directors $12,000 per regular board meeting attended in person or by telephone, plus reimbursement of reasonable out of pocket expenses incurred in connection with in-person attendance at such meeting, and $1,500 per ad-hoc board meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with in-person attendance at such meeting. In addition, we paid the Chairperson of the Audit Committee an annual fee of $25,000, the other members of the Audit Committee an annual fee of $12,500, the Chairperson of the Governance and Compensation Committee an annual fee of $10,000 and other members of the Governance and Compensation Committee an annual fee of $6,000, for their additional services in these capacities. The Chairman of the Board is also paid an annual fee of $25,000. In addition, we purchase directors’ and officers’ liability insurance on behalf of our directors and officers.

No compensation is paid to the directors who are interested persons of the Company as defined in the 1940 Act.

PROPOSAL 2: TO ALLOW THE COMPANY TO INCREASE LEVERAGE BY APPROVING THE APPLICATION TO THE COMPANY OF A MINIMUM ASSET COVERAGE RATIO OF 150%, PURSUANT TO SECTION 61(A)(2) OF THE 1940 ACT

Background and 1940 Act Requirements

The Company is a closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act contains asset coverage requirements which limit the ability of BDCs to incur leverage, and BDCs are generally only allowed to borrow amounts by issuing debt securities or preferred stock (collectively, “senior securities”) if the BDC’s asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. For purposes of the 1940 Act, “asset coverage” means the ratio of (1) the total assets of a BDC, less all liabilities and indebtedness not represented by senior securities, to (2) the aggregate amount of senior securities representing indebtedness (plus, in the case of senior securities represented by preferred stock, the aggregate involuntary liquidation preference of such preferred stock).

On March 23, 2018, the Small Business Credit Availability Act of 2018 (the “SBCAA”) was enacted into law. The SBCAA, among other things, amended Section 61(a) of the 1940 Act to add a new Section 61(a)(2) that permits shareholders to authorize a BDC to increase its borrowings (leverage) up to double the amount previously allowed by the 1940 Act. Shareholders may authorize the Company to increase its leverage by reducing the asset coverage requirement applicable to BDCs from 200% to 150% so long as the BDC meets certain disclosure requirements and obtains certain approvals. The reduced asset coverage requirement would permit a BDC to have a debt to equity ratio of a maximum of 2x (i.e. $2 of debt outstanding for each $1 of equity) as compared to a maximum of 1x (i.e. $1 of debt outstanding for each $1 of equity) under the 200% asset coverage requirement. Effectiveness of the reduced asset coverage requirement to a BDC requires approval by either (1) a “required majority,” as defined in Section 57(o) of the 1940 Act, of such BDC’s board of directors with effectiveness one year after the date of such approval or (2) a majority of votes cast at a special or annual meeting of such BDC’s stockholders at which a quorum is present, which can be effective as soon as the day after such stockholder approval.

If the proposal is approved by the Company’s stockholders at the Annual Meeting, the asset coverage required for the Company’s senior securities will be reduced to 150% from 200%, and the Company will be permitted to increase the maximum amount of leverage that it is currently permitted to incur commencing on the first day after such approval. However, the Advisor has informed the Board that the Company must obtain an amendment to its credit facility in order to permit such additional leverage. If the proposal is not approved by the Company’s stockholders, the Company currently intends to continue to operate within the 200% asset coverage requirements in accordance with its current investment strategy.

Effect of Leverage on Return to the Company’s stockholders

The following table illustrates the effect of leverage on returns from an investment in the Company’s common stock assuming that the Company employs (1) its actual asset coverage ratio as of December 31, 2018, (2) a hypothetical asset coverage ratio of 200% and (3) a hypothetical asset coverage ratio of 150%, each at various annual returns on the Company’s portfolio as of December 31, 2018, net of expenses. The calculations in the table below are hypothetical, and actual returns may be higher or lower than those appearing in the table below. Based on the annualized average interest rate on the Company’s indebtedness, as of December 31, 2018, excluding fees (such as fees on undrawn amounts and amoritzation of financing costs) the annual return that the Fund’s portfolio must achieve in order to cover the annual interest on senior securities would be 5.7%.

	Assumed Return on Portfolio (Net of Expenses)
	-10%	-5%	0%	5%	10%
Corresponding return to common stockholder assuming actual asset coverage as of December 31, 2018 (235%)(1)	(21.76)%	(12.99)%	(4.23)%	4.54%	13.31%
Corresponding return to common stockholder assuming 200% asset coverage(2)	(25.74)%	(15.71)%	(5.67)%	4.36%	14.40%
Corresponding return to common stockholder assuming 150% asset coverage(3)	(41.41)%	(26.38)%	(11.36)%	3.66%	18.69%

(1)

Based on (i) $518.45 million in total assets including debt issuance costs as of December 31, 2018, (ii) $219.26 million in outstanding indebtedness as of December 31, 2018 and (iii) $295.68 million in net assets as of December 31, 2018.

(2)

Based on (i) $593.45 million in total assets including debt issuance costs on a pro forma basis as of December 31, 2018, after giving effect of a hypothetical asset coverage ratio of 200%, (ii) $294.26 million in outstanding indebtedness on a pro forma basis as of December 31, 2018, after giving effect of a hypothetical asset coverage ratio of 200% and (iii) $295.68 million in net assets as of December 31, 2018.

(3)

Based on (i) $888.45 million in total assets including debt issuance costs on a pro forma basis as of December 31, 2018, after giving effect of a hypothetical asset coverage ratio of 150%, (ii) $589.26 million in outstanding indebtedness on a pro forma basis as of December 31, 2018, after giving effect of a hypothetical asset coverage ratio of 150%, and (iii) $295.68 million in net assets as of December 31, 2018.

Effect of Leverage on Expenses

The following table is intended to assist stockholders in understanding the fees and expenses that an investor in the Company’s common stock will bear, directly or indirectly, assuming that the Company employs (1) its actual asset coverage ratio and actual base management fee rate as of December 31, 2018, (2) a hypothetical asset coverage ratio of 200% and the actual base management fee rate as of December 31, 2018 and (3) a hypothetical asset coverage ratio of 150% and the actual base management fee rate as of December 31, 2018.

The Company cautions that some of the percentages indicated in the table below are estimates and may vary. The expenses shown in the table below are based on estimated amounts for the current fiscal year. The following table should not be considered a representation of the Company’s future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, the Company’s stockholders will indirectly bear such fees or expenses.

Estimated Annual Expenses Under Existing Agreement (as percentage of net assets attributable to common stock)	Actual asset coverage as of December 31, 2018 (235%)(1)	200% asset coverage(2)	150% asset coverage(3)
Base Management Fees(4)	2.70%	3.08%	4.57%
Incentive Fees Payable Under the Investment Management Agreement (20% of ordinary income and capital gains)(5)(6)	0.59%	0.78%	2.14%
Interest Payments on Borrowed Funds (including Cost of Servicing Debt Securities and/or Preferred Stock)(7)	4.97%	6.09%	10.86%
Other Expenses(8)	1.96%	1.96%	1.96%
Acquired Fund Fees and Expenses(9)	3.29%	3.29%	3.29%
Total Annual Expenses(10)	13.51%	15.20%	22.83%

(1)	Expenses for the “Actual asset coverage as of December 31, 2018 (235%)” column are based on actual expenses incurred for the three months ended December 31, 2018, annualized for a full year.
(2)

Expenses for the “200% asset coverage” column are based on annualized pro forma expenses for the three months ended December 31, 2018, which assume a hypothetical asset coverage ratio of 200%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(3)

Expenses for the “150% asset coverage” column are based on annualized pro forma expenses for the three months ended December 31, 2018, which assume a hypothetical asset coverage ratio of 150%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(4)

For purposes of the “200% asset coverage” and “150% asset coverage” columns, the table assumes average gross assets (excluding cash and cash equivalents) of $606.7 million and $901.7 million, respectively, and interest income at a ratio of “total interest income” for the three months ended December 31, 2018 to the “total investment, at fair value” for the three months ended December 31, 2018 to the pro forma assets as of December 31, 2018. See “Impact on the Base Management and Incentive Fees to be Payable to the Advisor” below.

(5)

The incentive fee has two components, ordinary income and capital gains. The ordinary income component is payable quarterly in arrears and the capital gains fee is payable annually in arrears. The ordinary income component is the amount, if positive, equal to 20% of the amount of the Company’s preincentive fee net investment income subject to a 2.0% (which is 8.0% annualized) hurdle rate (also referred to as “minimum income level”). Notwithstanding the foregoing, no incentive fee is payable except to the extent 20% of the cumulative net increase in net assets resulting from operations over the calendar quarter for which such fees are being calculated and the eleven preceding quarters exceeds the cumulative incentive fees accrued and/or paid for such eleven preceding quarters. This table does not account for the Advisor’s agreement to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019.

(6)

For purposes of the “200% asset coverage” column and “150% asset coverage” columns, the table assumes average gross assets (excluding cash and cash equivalents) of $606.7 million and $901.7 million, respectively, interest income calculated by applying the ratio of “total interest income” for the three months ended December 31, 2018 to the “total investment, at fair value” as of December 31, 2018 to the pro forma assets as of December 31, 2018 and interest expense on incremental pro forma leverage of 5.70%, which was the weighted average interest rate of the Company’s revolving credit facility with ING Capital LLC, or the Revolving Facility and unsecured notes as of December 31, 2018.

(7)

We may borrow funds from time to time to make investments to the extent that the economic situation is conducive to doing so. The costs associated with our borrowings are indirectly borne by our common stockholders. Interest payments on borrowed funds represents interest expense and non-use commitment fees related to our $275.0 million Revolving Facility, and amortization of deferred financing costs. Interest expense is calculated based upon $107.7 million outstanding on the Revolving Facility as of December 31, 2018 at a weighted average interest rate of 4.90% and amounts outstanding on two issuances of notes payable due 2022 ($60.0 million outstanding) and 2023 ($51.6 million outstanding) at an interest rate of 6.75% and 6.125%, respectively, as of December 31, 2018. Non-use commitment fees related to the Revolving Facility is based upon unused commitments as of December 31, 2018. Amortization of deferred financing costs is based upon actual amounts incurred during the three months ended December 31, 2018, annualized for a full year.

(8)

Includes overhead expenses, including payments under the administration agreement based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the administration agreement, and is estimated to reflect the Company’s estimate of such expenses for the current fiscal year under the respective asset coverage scenario. Other expenses also include income tax provision, excise and other taxes estimated to have incurred for the current fiscal year under the respective asset coverage scenario.

(9)

Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the Investment Company Act (“Acquired Funds”). This amount includes the estimated annual fees and expenses of Gryphon Partners 3.5, L.P., Freeport Financial SBIC Fund LP and THL Credit Logan JV LLC, which are our only Acquired Funds as of December 31, 2018. Such fees and expenses are netted against distributions received by the Company. The Total Annual Expenses presented in this table does not include Acquired Fund Fees and Expenses.

(10)	Total annual expenses as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses would be for a company that is not leveraged.

Estimated Annual Expenses Under the Proposed Amended Agreement in Proposal 3 (the “Proposed Amended Agreement”) (as percentage of net assets attributable to common stock)	Actual asset coverage as of December 31, 2018 (235%)(1)	200% asset coverage(2)	150% asset coverage(3)
Base Management Fees(4)	1.80%	2.05%	3.05%
Incentive Fees Payable Under the Investment Management Agreement (17.5% of ordinary income and capital gains)(5)(6)(7)	0.89%	1.41%	2.48%
Interest Payments on Borrowed Funds (including Cost of Servicing Debt Securities and/or Preferred Stock)(8)	4.97%	6.09%	10.86%
Other Expenses(9)	1.96%	1.96%	1.96%
Acquired Fund Fees and Expenses(10)	3.29%	3.29%	3.29%
Total Annual Expenses(11)	12.92%	14.81%	21.64%

(1)	Expenses for the “Actual asset coverage as of December 31, 2018 (235%)” column are based on actual expenses incurred for the three months ended December 31, 2018, annualized for a full year.
(2)

Expenses for the “200% asset coverage” column are based on annualized pro forma expenses for the three months ended December 31, 2018, which assume a hypothetical asset coverage ratio of 200%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(3)

Expenses for the “150% asset coverage” column are based on annualized pro forma expenses for the three months ended December 31, 2018, which assume a hypothetical asset coverage ratio of 150%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(4)

For purposes of the “200% asset coverage” and “150% asset coverage” columns, the table assumes average gross assets (excluding cash and cash equivalents) of $606.7 million and $901.7 million, respectively, and interest income at a ratio of “total interest income” for the three months ended December 31, 2018 to the “total investment, at fair value” as of December 31, 2018 to the pro forma assets as of December 31, 2018. See “Impact on the Base Management and Incentive Fees to be Payable to the Advisor” below.

(5)

The incentive fee has two components, ordinary income and capital gains. The ordinary income component is payable quarterly in arrears and the capital gains fee is payable annually in arrears. The ordinary income component is the amount, if positive, equal to 17.5% of the amount of the Company’s preincentive fee net investment income subject to a 2.0% (which is 8.0% annualized) hurdle rate (also referred to as “minimum income level”). Notwithstanding the foregoing, no incentive fee is payable except to the extent 17.5% of the cumulative net increase in net assets resulting from operations over the calendar quarter for which such fees are being calculated and the eleven preceding quarters commencing January 1, 2018 exceeds the cumulative incentive fees accrued and/or paid for such eleven preceding quarters. This table does not account for the Advisor’s agreement to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019.

(6)

For purposes of the “200% asset coverage” column and “150% asset coverage” columns, the table assumes average gross assets (excluding cash and cash equivalents) of $606.7 million and $901.7 million, respectively, interest income calculated by applying the ratio of “total interest income” for the three months ended December 31, 2018 to the “total investment, at fair value” as of December 31, 2018 to the pro forma assets as of December 31, 2018 and interest expense on incremental pro forma leverage of 5.70%, which was the weighted average interest rate of the Company’s revolving credit facility with ING Capital LLC, or the Revolving Facility and unsecured notes as of December 31, 2018.

(7)

The Proposed Amended Agreement includes a lookback (total return requirement) over the Trailing Twelve Quarter Period commencing on January 1, 2018, meaning for purposes of this table, only results for four of twelve quarters are reflected in the lookback calculation that caps the amount of incentive fees paid. This would have contributed to an incremental higher amount of Incentive Fee under the Proposed Amended Agreement compared to the Existing Agreement for the year ended December 31, 2018, but is not necessarily indicative of the level of Incentive Fees that we will pay the Advisor going forward. The Incentive Fee under the Proposed Amended Agreement will not go into effect until January 1, 2020, and the Advisor has agreed to waive a portion of the Incentive Fee to the extent necessary to ensure that it will only receive the lesser of the Incentive Fee under the Existing Agreement and Proposed Amended Agreement until December 31, 2020. Thereafter, a full twelve quarters of results will be factored in to the lookback for purposes of calculating the Incentive Fee going forward.

(8)

We may borrow funds from time to time to make investments to the extent that the economic situation is conducive to doing so. The costs associated with our borrowings are indirectly borne by our common stockholders. Interest payments on borrowed funds represents interest expense and non-use commitment fees related to our $275.0 million Revolving Facility, and amortization of deferred financing costs. Interest expense is calculated based upon $107.7 million outstanding on the Revolving Facility as of December 31, 2018 at a weighted average interest rate of 4.90% and amounts outstanding on two issuances of notes payable due 2022 ($60.0 million outstanding) and 2023 ($51.6 million outstanding) at an interest rate of 6.75% and 6.125%, respectively, as of December 31, 2018. Amortization of deferred financing costs is based upon actual amounts incurred during the three months ended December 31, 2018, annualized for a full year.

(9)

Includes overhead expenses, including payments under the administration agreement based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the administration agreement, and is estimated to reflect the Company’s estimate of such expenses for the current fiscal year under the respective asset coverage scenario. Other expenses also include income tax provision, excise and other taxes estimated to have incurred for the current fiscal year under the respective asset coverage scenario.

(10)

Our stockholders indirectly bear the expenses of the Acquired Funds. This amount includes the estimated annual fees and expenses of Gryphon Partners 3.5, L.P., Freeport Financial SBIC Fund LP and THL Credit Logan JV LLC, which are our only Acquired Funds as of December 31, 2018. Such fees and expenses are netted against distributions received by the Company. The Total Annual Expenses presented in this table does not include Acquired Fund Fees and Expenses.
(11)	Total annual expenses as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses would be for a company that is not leveraged.

Example. The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in the Company’s common stock, assuming (1) actual asset coverage (235%) as of December 31, 2018, (2) a hypothetical asset coverage ratio of 200% and (3) a hypothetical asset coverage ratio of 150%, assuming that the Company’s annual operating expenses remain at the levels set forth in the table above for the respective asset coverage ratio, except for the incentive fee based on income. Transaction expenses are not included in the following example.

An investor would pay the following expenses on a $1,000 investment in the Company’s common stock under the Existing Agreement:

	1 year	3 years	5 years	10 years
Based on the Actual Asset Coverage (235%) as of December 31, 2018
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$136	$373	$572	$937
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$146	$397	$602	$966
Based on 200% Asset Coverage
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$151	$410	$618	$981
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$161	$432	$646	$1,004
Based on 150% Asset Coverage
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$217	$549	$779	$1,091
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$227	$568	$799	$1,100

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the Company’s investment management agreement and therefore subject to the incentive fee based on capital gains. Because the Company’s investment strategy involves investments that generate primarily current income, the Company believes that a 5% annual return resulting entirely from net realized capital gains is unlikely. This table does not account for the Advisor’s agreement to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019.

An investor would pay the following expenses on a $1,000 investment in the Company’s common stock under the Proposed Amended Agreement that is described subsequently in “Proposal 3”:

	1 year	3 years	5 years	10 years
Based on the Actual Asset Coverage (235%) as of December 31, 2018
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$126	$351	$542	$907
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$135	$372	$570	$935
Based on 200% Asset Coverage
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$141	$385	$587	$952
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$149	$405	$613	$975
Based on 150% Asset Coverage
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$201	$517	$744	$1,072
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$210	$534	$764	$1,083

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the Company’s investment management agreement and therefore subject to the incentive fee based on capital gains. Because the Company’s investment strategy involves investments that generate primarily current income, the Company believes that a 5% annual return resulting entirely from net realized capital gains is unlikely. This table does not account for the Advisor’s agreement to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019.

The foregoing table is to assist Stockholders in understanding the various costs and expenses that an investor in the Company’s common stock will bear directly or indirectly. While the example assumes a 5% annual return, the Company’s performance will vary and may result in a return greater or less than 5%. The incentive fee under the Company’s investment management agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. The example assumes reinvestment of all distributions at net asset value. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under the Company’s dividend reinvestment plan may occur at a price per share that differs from net asset value.

While the above tables assume an asset coverage ratio of 150%, management, in consultation with the Board, will determine the appropriate level of leverage for the Company based on a variety of factors. As such, even if this proposal is approved, the Company may continue to operate with lower levels of leverage (i.e., higher asset coverage ratios).

Recommendation and Rationale

The Board has unanimously recommended that the Company’s stockholders vote in favor of the proposal and the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Company, which would permit the Company to increase the maximum amount of leverage that it is currently permitted to incur. In reaching its decision to recommend the Proposal, the Board, including all of the Independent Directors, considered, among other things, the following factors related to the Proposal:

•	the benefits of increased financial flexibility;

•	the potential to increase and sustain returns on equity;

•	the current middle market direct lending landscape;

•	the ability to increase the regulatory cushion through a lower minimum asset coverage requirement reduces certain risks from adverse market movements;

•	the risks relative to the benefits associated with the use of increased leverage;

•	the impact on the base management and incentive fees to be payable to the Advisor; and

•	other considerations

Benefits of Increased Financial Flexibility

By increasing the Company’s maximum permitted leverage, the application of the 150% minimum asset coverage ratio would provide the Company with larger capital resources. Based on the Company’s balance sheet as of December 31, 2018, reducing the minimum asset coverage ratio from 200% to 150% would allow the Company to borrow approximately $295.0 million in additional capital, subject to compliance with the covenants under its debt facilities (which could limit the Company’s actual leverage). With more capital to make investments, the Company believes that it could be a more meaningful capital provider and such additional capital would allow it to compete more effectively for high-quality investment opportunities. The Company believes that the greater deal flow would also enable it to participate more meaningfully in the private debt markets and make larger loans to its portfolio companies with no loss of diversification of the overall portfolio.

The Advisor has informed the Board that the Company must obtain an amendment to its credit facility in order to permit such additional leverage. Outside of potentially increasing the Company’s debt-to-equity range, the Company currently does not plan to make any changes to its investment strategy, dividend framework or funding approach. The Company intends to continue to focus on first lien debt investments in privately negotiated investments in debt of middle-market companies.

The Board noted that approximately 67% of the Company’s total assets at fair value were invested in first-lien debt as of December 31, 2018, and that a portfolio comprised of such assets is well suited to take advantage of additional leverage. As a result, with additional leverage, the Company may continue to seek investments in lower risk, lower yielding loans. The Board further noted that the increase in total assets available for investment as a result of incurring additional leverage would increase the assets available for investment in assets considered “non-qualifying assets” for purposes of Section 55 of the 1940 Act, which will also give the Company greater flexibility when evaluating investment opportunities. Section 55 of the 1940 Act requires that a BDC must generally make at least 70% of its investments in certain assets described in Section 55(a). A BDC cannot acquire assets (“non-qualifying assets”) other than those described in Section 55(a) unless, at the time such acquisition is made, these “non-qualifying assets” would represent less than 30% of the value of its total assets. For more detail of on the types of investments would be considered qualifying assets, please see “Part I—Item 1. Business—Qualifying Assets” of the Company’s most recent Form 10-K for the fiscal year ended December 31, 2018.

Potential to Increase and Sustain Returns on Equity

The Board considered the potential impact of additional leverage on the Company’s net investment income and discussed how access to greater leverage has the potential to increase and sustain the Company’s investment yield and returns to common stockholders. Funds that use leverage generally aim to earn an investment return on money raised through leverage that exceeds the costs of leveraging, and thereby to increase returns to common stockholders. The Board discussed that any investment returns in excess of the costs of leverage would benefit the holders of the common stock; however, to the extent the costs of leverage exceed such investment returns, those costs would be borne by, and reduce the returns to, the holders of the common stock.

A larger and more diversified portfolio could provide the Company with more consistent cash flow, which may support the maintenance and growth of its dividend. The Company generally distributes dividends to its stockholders quarterly and for the twelve months ended December 31, 2018, the Company declared total dividends of $1.08 per share of its common stock. Although the Company will continue to seek to generate income sufficient to pay dividends in the future, the proceeds of future debt offerings, and the investments thereof, could enable the Company to maintain and possibly grow its dividends, which may include a return of capital.

The Advisor informed the Board that the Company would only expect to incur additional indebtedness if the Advisor believes that, over time, the costs of carrying the assets to be acquired through leverage are likely to be lower than the Company’s expected incremental investment yield and returns on equity.

While no assurances can be given that the investment yield and returns on equity attributable to borrowing would exceed the costs of such leverage, the Board concluded that the benefits of increased leverage outweigh the risks.

The Current Middle Market Direct Lending Landscape

The Company’s primary competitors in providing financing to middle-market companies include public and private entities, other BDCs, commercial banks, commercial financing companies and insurance companies. Many of the Company’s competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. For example, some competitors may have a lower cost of funds and access to funding sources that will not be available to the Company. In addition, some competitors may have higher risk tolerances or different risk assessments than the Company, which could allow them to consider a wider variety of investments than the Company. Furthermore, many of the Company’s competitors are not subject to the regulatory restrictions to which the Company is subject under the 1940 Act. Enabling the Company to incur additional indebtedness is expected to increase the competitiveness of the Company. Moreover, if other BDCs take advantage of the ability to incur additional indebtedness and the Company does not have the flexibility to do so, its competitiveness relative to such BDCs may be reduced. As a result, the Board concluded that the potential benefits of increased leverage outweigh these risks.

Ability to Increase the Regulatory Cushion Through a Lower Minimum Asset Coverage Requirement Reduces Risks from Adverse Market Movements Other Than Those Risks Associated with Greater Leverage

The application of the 150% minimum asset coverage ratio would enable the Company to better withstand potential adverse market movements while still meeting its asset coverage requirements. For example, as of December 31, 2018, the Company’s asset coverage ratio was 235%, which, under the current 200% minimum asset coverage ratio, provided a 15.4% cushion based on fair value of investments. Under a 150% minimum asset coverage ratio, all else being equal, that cushion would be 37.5% based on fair value of investments.

The Company believes lowering the minimum asset coverage requirement provides meaningful regulatory relief to the Company as it removes the most significant existential or outside risk that a BDC structure faces—the risk that broader market events and individual portfolio company specific credit issues puts downward pressure on the fair value of investments that could result in a breach of statutory asset coverage requirements. Such a breach could severely limit the ability of a BDC to operate, constraining further borrowings and, as a result, the ability to pay distributions to stockholders and interest to lenders. The relief provided through the lower asset coverage requirement increases the regulatory cushion, or room above the minimum asset coverage requirement, available to the Company, meaning that the amount of decline in the fair value of assets that can be absorbed before the asset coverage requirement is breached is significantly expanded. As a result, the Company concluded the relief represents a positive development for stockholders.

Risks Relative to the Benefits Associated With the Use of Increased Leverage

The Board considered how increased leverage could increase the risks associated with investing in the Company’s common stock. For example, if the value of the Company’s assets decreases, leverage will cause the Company’s net asset value to decline more rapidly and to a greater extent than it otherwise would have without leverage or with lower leverage, increasing the risk of investing in the Company’s common stock. Similarly, any decrease in the Company’s revenue would cause its net income to decline more rapidly and to a greater extent than it would have if the Company had not borrowed or had borrowed less. In addition, the Company would have to service any additional debt that it incurs, including interest expense on debt and dividends on preferred stock, that the Company may issue, as well as the fees and costs related to the entry into or amendments to debt facilities. These expenses (which would be higher than the expenses on the Company’s current borrowings due to the rising interest rate environment) would decrease net investment income, and the Company’s ability to pay such expenses will depend largely on the Company’s financial performance and will be subject to prevailing economic conditions and competitive pressures.

Since the Company already uses leverage in optimizing its investment portfolio, there are no material new types of risk associated with the ability to increase leverage, although risks to which the Company is already subject due to its use of leverage would be increased. The Board concluded that the potential benefits of increased leverage outweigh these risks. Management also discussed with the Board its plan to continue the Company’s current investment strategy and framework and ensure that the Company maintains sound risk management processes to navigate the risks associated with expanded leverage.

Impact on the Base Management and Incentive Fees to be Payable to the Advisor

The Board considered the impact of the use of higher leverage on the Company’s base management fee and incentive fees that would be payable under the Proposed Amended Agreement, noting that additional leverage would not increase the base management fee in light of the reduced base management fee but could increase the incentive fees. Because the Company’s base management fee is payable based on its gross assets, including assets acquired through the use of leverage (but excluding cash and any temporary investments in cash-equivalents), the Advisor may be incentivized to use a higher level of leverage to make additional investments.

Similarly, the Board noted that because the Incentive Fee payable to the Advisor will be calculated based on a percentage of the Company’s return on its gross assets, the Advisor may be incentivized to pursue investments that are riskier or more speculative than would be the case in the absence of the Incentive Fee arrangement. In addition, unlike the base management fee, the income-based fee is payable only if the hurdle rate is achieved. Because the portfolio earns investment income on gross assets while the hurdle rate is based on the Company’s net assets, and because the use of leverage increases gross assets without any corresponding increase in net assets, the Advisor may be incentivized to incur leverage to grow the portfolio, which will tend to enhance returns where our portfolio has positive returns and increase the chances that the hurdle rate is achieved. The Board, however, concluded that the potential benefits of increased leverage outweigh these risks.

Other Considerations

The Company’s Revolving Credit Facility currently contains a covenant limiting the Company’s minimum asset coverage ratio to 200%. The Company plans to seek an amendment to the facility to lower the covenant ratio to 150% if Proposal 2 is approved, but the Company may not be able to amend its Revolving Credit Facility to change this covenant and take advantage of the benefits described above, and even if the Company is successful in amending the credit facility, it will incur costs to do so and the other terms of such amended facility, such as interest rate, may not be as favorable to the Company as the current terms. An inability on the part of the Company to amend the contractual asset coverage limitation and access additional leverage could limit the Company’s ability to take advantage of the benefits described above related to its ability to incur additional leverage. Amendments to the Revolving Credit Facility to reduce the asset coverage covenant in the Revolving Credit Facility may result in the lenders demanding higher interest rates being applied to the borrowings under the facility, which, in turn, would increase the Company’s borrowing costs and limit the benefits of increased leverage.

The Board also noted that holders of any senior securities, including any additional senior securities that the Company may be able to issue as a result of the reduced asset coverage requirements, will have fixed-dollar claims on the Company’s assets that are superior to the claims of the stockholders. As a result, in the case of a liquidation event, holders of these senior securities would receive proceeds to the extent of their fixed claims before any distributions are made to the stockholders, and the issuance of additional senior securities may result in fewer proceeds remaining for distribution to the stockholders if the assets purchased with the capital raised from such issuances decline in value.

Upon approval of the application of the 150% minimum asset coverage ratio to the Company, the Company will need to comply with additional disclosure requirements, including with respect to both current reports on Form 8-K and ongoing periodic reports on Form 10-Q and Form 10-K. The Board noted that, based on discussions with the Advisor, none of these requirements are burdensome and the additional disclosure is appropriate.

Based on its consideration of each of the above factors and such other information as the Board deemed relevant, the Board concluded that this proposal is in the best interests of the Company and the stockholders and recommended that the stockholders approve this proposal.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on the result of the vote.

The Board unanimously recommends a vote “FOR” this proposal.

PROPOSAL 3: TO APPROVE AN AMENDMENT TO THE COMPANY’S INVESTMENT MANAGEMENT AGREEMENT TO (A) REDUCE THE ANNUAL BASE MANAGEMENT FEE FROM 1.5% TO 1.0% OF THE COMPANY’S GROSS ASSETS, PAYABLE QUARTERLY IN ARREARS ON A CALENDAR QUARTER BASIS, AND (B) REVISE THE INCENTIVE FEE CALCULATION ON THE COMPANY’S PERFORMANCE GENERALLY, INCLUDING A REDUCTION FROM 20.0% TO 17.5% WITH AN 8% ANNUAL HURDLE RATE

Background

The Board, including a majority of non-interested directors, approved certain amendments to the annual based management fee and incentive fee in the Existing Agreement, which it believes to be in the best interests of the Company and its stockholders. Stockholders of the Company are being asked to approve an amendment to the investment management agreement. The Proposed Amended Agreement (together, with the Existing Agreement, the “Agreements”) will mainly (i) reduce the annual base management fee from an annual rate of 1.5% of gross assets to 1.0%, and (ii) reduce the incentive fee based on preincentive fee net investment income from 20% to 17.5% with an 8% annual hurdle rate. Additionally, the Proposed Amended Agreement will formally adopt certain aspects of existing fee waivers that have been agreed to between the Company and the Advisor as set forth below. A marked version of the Proposed Amended Agreement against the Existing Agreement is attached to this Proxy Statement as Appendix A. Proposal 3 is not contingent on stockholder approval of Proposal 2.

Information Concerning the Advisor

Our investment activities are managed by the Advisor. The Advisor is responsible for sourcing potential investments, conducting research on prospective investments, analyzing investment opportunities, structuring our investments, and monitoring our investments and portfolio companies on an ongoing basis. We pay the Advisor a base management fee as a percentage of our gross assets and may pay incentive fees as a percentage of our ordinary income and capital gains.

The Advisor was formed as a Delaware limited liability company on June 26, 2009 and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an alternative credit investment manager for both direct lending and tradable credit investments through public and private vehicles, commingled funds including collateralized loan obligations, and separately managed accounts. The Advisor and its credit-focused affiliates managed assets of $15.8 billion as of December 31, 2018 across its two primary investment strategies: Direct Lending and Tradable Credit.

The Advisor benefits from a scaled and integrated business that draws on a diverse resource base and the credit and industry expertise of the entire platform. Fundamental credit analysis, rigorous and disciplined underwriting, well-structured investments and ongoing monitoring are the hallmarks of its credit culture.

The Advisor’s Direct Lending strategy invests primarily in secured loans, consisting of first lien senior secured including unitranche investments and to a lesser extent, second lien facilities. In certain instances, the Advisor’s Direct Lending strategy also makes subordinated debt investments and equity investments such as warrants, preferred stock or other similar securities.

The Advisor’s Tradable Credit strategy manages investments in secured bank loans, structured credit and high-yield securities through CLOs, separate accounts, sub-advisory and various fund formats, including private funds, certain CLOs and as sub-advisor to THL Credit Senior Loan Fund (NYSE: TSLF) (“TSLF”), a nondiversified, closed-end management investment company. The Advisor may serve as investment advisor to additional private funds, registered closed-end funds and CLOs in the future.

The Advisor is headquartered in Boston, with additional offices in Chicago, Dallas, Los Angeles and New York, allowing it to be close to its portfolio companies as well as its origination and syndication sources. Over the years, the Advisor has developed deep and diverse national relationships that it leverages to maximize investment opportunities across its strategies.

The Advisor’s Direct Lending investment committee, which serves as our investment committee, is comprised of Christopher J. Flynn, Terrence W. Olson, W. Montgomery Cook, James R. Fellows and Howard H. Wu (the “Investment Committee Members”).

The Advisor has received an exemptive order from the SEC permitting it to negotiate, subject to the conditions of the order, co-investments among us and certain of its other investment advisory clients.

The Advisor also serves as our Administrator and leases office space to us and provides us with equipment and office services. The tasks of the Administrator include overseeing our financial records, preparing reports to our stockholders and reports filed with the SEC and generally monitoring the payment of our expenses and the performance of administrative and professional services rendered to us by others.

Fees under the Agreements

Under the Agreements, the Advisor, for its services to the Company, is entitled to receive a base management fee from the Company and an incentive fee. Pursuant to the Agreements, the Advisor, subject to the overall supervision of the Board, manages the day-to-day operations of, and provides investment advisory services to, the Company. For providing these services, the Advisor receives a base management fee and may receive incentive compensation. For the year ended December 31, 2018, the Company paid the Advisor $9.0 million in base management fees. For such period, the Advisor waived incentive fees.

Under the terms of the Agreements, the Advisor:

•	determines the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	identifies, evaluates and negotiates the structure of the investments we make (including performing due diligence on our prospective portfolio companies); and

•	closes, monitors and administers the investments we make, including the exercise of any voting or consent rights.

The Advisor’s services under the investment management agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to us are not impaired.

Pursuant to the Agreements, we are required to pay the Advisor compensation for investment advisory and management services consisting of base management compensation and a two-part incentive fee.

Management Fee

Under the Existing Agreement, the base management fee is calculated at an annual rate of 1.5% of our gross assets payable quarterly in arrears on a calendar quarter basis.

Under the Proposed Amended Agreement, the base management fee is calculated at an annual rate of 1.0% of our gross assets payable quarterly in arrears on a calendar quarter basis.

Under each of the Agreements, for purposes of calculating the base management fee, “gross assets” is determined without deduction for any liabilities. The base management fee is calculated based on the value of the Company’s gross assets at the end of the most recently completed calendar quarter, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

The table below compares the annual base management fees under the Existing Agreement for the year ended December 31, 2018, to the pro forma annual base management fees.

Annual Investment Advisory Fees	Existing Agreement	Amended Agreement	Difference
Base Management Fee	$9,005,736	$6,003,824	(33.3)%

Incentive Fee

Under the Agreements, the incentive fee has two components, ordinary income and capital gains fee. The ordinary income component is payable quarterly in arrears and the capital gains fee is payable annually in arrears, and calculated as follows:

Under the Existing Agreement, the ordinary income component is the amount, if positive, equal to 20% of the amount of the Company’s preincentive fee net investment income. See “Transactions with Related Persons—Incentive Fee on Net Investment Income Prior to January 1, 2018” under “Director and Executive Officer Information” for the definition of preincentive fee net investment income. The capital gains component is paid or distributed in full prior to payment or distribution of the ordinary income component. Notwithstanding the foregoing, under the Existing Agreement, no incentive fee is payable except to the extent 20% of the cumulative net increase in net assets resulting from operations over the calendar quarter for which such fees are being calculated and the eleven preceding quarters exceeds the cumulative incentive fees accrued and/or paid for such eleven preceding quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the amount, if positive, of the sum of preincentive fee net investment income, base management fees, realized gains and losses and unrealized appreciation and depreciation of the Company for the calendar quarter for which such fees are being calculated and the eleven preceding calendar quarters.

Under the Proposed Amended Agreement, the incentive fee on net investment income will be calculated by reference to the Trailing Twelve Quarter Period commencing January 1, 2020. Preincentive fee net investment income will continue to be expressed as a rate of return on the value of our net assets as determined in accordance with GAAP calculated, and payable, quarterly in arrears at the end of the calendar quarter comprising of the relevant Trailing Twelve Quarter Period. The hurdle amount for incentive fee based on preincentive fee net investment income continues to be determined on a quarterly basis and equal to 2.0% (which is 8.0% annualized) but is multiplied by the net asset value attributable to our common stock at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarter Period (also referred to as “minimum income level”). The hurdle amount will be calculated after making appropriate adjustments for subscriptions (which includes all issuances by us of shares of our common stock, including issuances pursuant to our dividend reinvestment plan) and distributions that occurred during the relevant Trailing Twelve Quarter Period.

The calculation of preincentive fee net investment income continues to mean interest income, amortization of original issue discount, commitment and origination fees, dividend income and any other income (including any other fees, such as, structuring, diligence, managerial assistance and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under our administration agreement (discussed below), and any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee and any offering expenses and other expenses not charged to operations but excluding certain reversals to the extent such reversals have the effect of reducing previously accrued incentive fees based on the deferral of non-cash interest. Furthermore, preincentive fee net investment income continues to include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash.

The incentive fee based on preincentive fee net investment income for each quarter will be determined as follows:

•	The Advisor receives no incentive fee for any calendar quarter in which our preincentive fee net investment income does not exceed the minimum income level.

•

Subject to the Incentive Fee Cap (as defined below), the Advisor receives 100% of our preincentive fee net investment income for the Trailing Twelve Quarter Period with respect to that portion of the preincentive fee net investment income for such quarter, if any, that exceeds the minimum income level but is less than 2.5% (which is 10.0% annualized) (also referred to as the “catch-up” provision); and

•	17.5% of our preincentive fee net investment income, if any, greater than 2.5% (10.0% annualized) for the Trailing Twelve Quarter Period.

The amount of the incentive fee on preincentive fee net investment income that is paid for a particular quarter equals the excess of the incentive fee so calculated minus the aggregate incentive fees on preincentive fee net investment income that were paid in respect of the eleven calendar quarters (or if shorter, the appropriate number of quarters that have occurred since January 1, 2018) included in the relevant Trailing Twelve Quarter Period but not in excess of the Incentive Fee Cap (as described below).

The foregoing incentive fee is subject to an Incentive Fee Cap (as defined as follows). The “Incentive Fee Cap” for any quarter is an amount equal to (a) 17.5% of the Cumulative Net Return (as defined below) during the relevant Trailing Twelve Quarter Period, minus (b) the aggregate incentive fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarter Period. “Cumulative Net Return” means (x) preincentive fee net investment income in respect of the relevant Trailing Twelve Quarter Period minus (y) any Net Capital Loss, if any, in respect of the relevant Trailing Twelve Quarter Period. If, in any quarter, the Incentive Fee Cap is zero or a negative value, we pay no incentive fee based on income to the Advisor for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is a positive value but is less than the incentive fee based on pre-incentive net investment income that is payable to the Advisor for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we pay an incentive fee based on preincentive fee net investment income to the Advisor equal to the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is equal to or greater than the incentive fee based on preincentive fee net investment income that is payable to the Advisor for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we pay an incentive fee based on income to the Advisor equal to the incentive fee calculated as described above for such quarter without regard to the Incentive Fee Cap. “Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period.

To the extent this proposal is approved by the requisite number of shareholders, for the period commencing January 1, 2020 through December 31, 2020 (such period “2020 Year”), the Advisor has agreed that the Company will pay the Advisor less aggregate incentive fees on a quarterly basis comparative to the formula in place prior to January 1, 2018. Therefore, during the 2020 Year, we will, at the end of each quarter, also calculate the incentive fee on net investment income owed by the Company to the Advisor based on the formula in place prior to January 1, 2018. If, at such quarter end during the 2020 Year, the aggregate incentive fees for such quarter, as calculated based on the formula in place after January 1, 2020, would be greater than the aggregate incentive fees for such quarter, as calculated based on the formula in place prior to January 1, 2018, the Advisor shall only be entitled to the lesser of those two amounts. Such waived fees shall be irrevocable and shall not be subject to recoupment.

Capital gains incentive fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on

December 31, 2020, and is calculated at the end of each applicable year by subtracting (1) the sum of the Company’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Company’s cumulative aggregate realized capital gains, in each case calculated from the Commencement Date. If the amount so calculated is positive, then the Capital Gains Fee for such year is equal to 17.5% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years. If such amount is negative, then no Capital Gains Fee will be payable for such year.

Each of the ordinary income and capital gains components of the incentive compensation accrue as a liability for us each time we calculate the amounts we owe the Advisor based on net asset value. Further, for financial statement purposes only, we are required under GAAP to accrue a capital gains incentive compensation based upon net realized capital gains and unrealized capital appreciation and depreciation on investments held at the end of each quarter when we determine net asset value for financial statement purposes. The accrual of this capital gains incentive compensation under GAAP assumes all unrealized capital appreciation and depreciation is realized in order to reflect a capital gains incentive compensation that would be accrued but not payable to the Advisor at each measurement date. It should be noted that a fee so calculated and accrued under GAAP is not permitted to be paid under the Advisers Act and would not be paid based upon such computation of capital gains incentive fees in subsequent periods until there is a sale or other disposition of the investment. Amounts actually paid to the Advisor will be consistent with the Advisers Act and the formula reflected in the Existing Agreements which specifically excludes consideration of unrealized capital appreciation.

Fees Payable to the Advisor

While the Advisor believes the annual investment advisory fees are likely to be lower under the Proposed Amended Agreement than under the Existing Agreement, it is possible that the incentive fees could be higher in certain limited circumstances. Specifically, the incentive fee calculation over a Trailing Twelve Quarter Period under the Proposed Amended Agreement can, in any given quarter, result in greater incentive fees paid after December 31, 2020 compared to the incentive fee structure in effect prior to January 1, 2018 in the event that the Company significantly increases preincentive fee net investment income in excess of prior quarters that would allow the Advisor to recoup incentive fees in prior quarters that otherwise would not have been earned under the Existing Agreement.

The table below compares the annual investment advisory fees under the Existing Agreement for the year ended December 31, 2018, to the pro forma annual investment advisory fees assuming the new fee structure provided for in the Proposed Amended Agreement had been in effect for the year ended December 31, 2018.

The table below compares the total expenses under the Existing Agreement for the year ended December 31, 2018, to the pro forma annual investment advisory fees assuming the new fee structure provided for in the Proposed Amended Agreement had been in effect for the year ended December 31, 2018.

Annual Investment Advisory Fees	Existing Agreement	Proposed Amended Agreement		Difference
Base Management Fees	$9,005,736	$6,003,824		(33.3)%
Incentive Fee(1)	$1,741,263	$2,644,789	(2)	51.9%
Total Base Management Fees and Incentive Fee	$10,746,999	$8,648,613		(19.5)%
Operating Expenses	$5,798,865	$5,798,865		—
Total Operating Expenses(3)	$16,545,864	$14,447,478		(12.7)%

(1)	This table does not account for the Advisor’s agreement to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019.
(2)

The calculation of the Proposed Amended Agreement is illustrative of the mechanics of the incentive fee proposal, and is higher than in the Existing Agreement in this table as a result of the Trailing Twelve Quarter Period beginning to phase in on January 1, 2018 and thus including only four quarters of results compared to a full twelve quarters. The Proposed Amended Agreement includes a lookback (total return requirement) over the Trailing Twelve Quarter Period commencing on January 1, 2018. The Incentive Fee under the Proposed Amended Agreement will not go into effect until January 1, 2020, and the Advisor has agreed to waive a portion of the Incentive Fee to the extent necessary to ensure that it will only receive the lesser of the Incentive Fee under the Existing Agreement and Proposed Amended Agreement until December 31, 2020. Thereafter, a full twelve quarters of results will be factored in to the lookback for purposes of calculating the Incentive Fee going forward.
(3)	Including Base Management Fees and Incentive Fee.

Effect of Leverage on Expenses

The following table is intended to assist stockholders in understanding the fees and expenses that an investor in the Company’s common stock will bear, directly or indirectly, assuming that the Company employs (1) its actual asset coverage ratio and actual base management fee rate as of December 31, 2018, (2) a hypothetical asset coverage ratio of 200% and the actual base management fee rate as of December 31, 2018 and (3) a hypothetical asset coverage ratio of 150% and the actual base management fee rate as of December 31, 2018.

The Company cautions that some of the percentages indicated in the table below are estimates and may vary. The expenses shown in the table below are based on estimated amounts for the current fiscal year. The following table should not be considered a representation of the Company’s future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, the Company’s stockholders will indirectly bear such fees or expenses.

Estimated Annual Expenses Under Existing Agreement (as percentage of net assets attributable to common stock)	Actual asset coverage as of December 31, 2018 (235%)(1)	200% asset coverage(2)	150% asset coverage(3)
Base Management Fees(4)	2.70%	3.08%	4.57%
Incentive Fees Payable Under the Investment Management Agreement (20% of ordinary income and capital gains)(5)(6)	0.59%	0.78%	2.14%
Interest Payments on Borrowed Funds (including Cost of Servicing Debt Securities and/or Preferred Stock)(7)	4.97%	6.09%	10.86%
Other Expenses(8)	1.96%	1.96%	1.96%
Acquired Fund Fees and Expenses(9)	3.29%	3.29%	3.29%
Total Annual Expenses(10)	13.51%	15.20%	22.83%

(1)	Expenses for the “Actual asset coverage as of December 31, 2018 (235%)” column are based on actual expenses incurred for the three months ended December 31, 2018, annualized for a full year.
(2)

Expenses for the “200% asset coverage” column are based on annualized pro forma expenses for the three months ended December 31, 2018, which assume a hypothetical asset coverage ratio of 200%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(3)

Expenses for the “150% asset coverage” column are based on annualized pro forma expenses for the three months ended December 31, 2018, which assume a hypothetical asset coverage ratio of 150%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(4)

For purposes of the “200% asset coverage” and “150% asset coverage” columns, the table assumes average gross assets (excluding cash and cash equivalents) of $606.7 million and $901.7 million, respectively, and interest income at a ratio of “total interest income” for the three months ended December 31, 2018 to the “total investment, at fair value” for the three months ended December 31, 2018 to the pro forma assets as of December 31, 2018. See “Impact on the Base Management and Incentive Fees to be Payable to the Advisor” above.

(5)

The incentive fee has two components, ordinary income and capital gains. The ordinary income component is payable quarterly in arrears and the capital gains fee is payable annually in arrears. The ordinary income component is the amount, if positive, equal to 20% of the amount of the Company’s preincentive fee net investment income subject to a 2.0% (which is 8.0% annualized) hurdle rate (also referred to as “minimum income level”). Notwithstanding the foregoing, no incentive fee is payable except to the extent 20% of the cumulative net increase in net assets resulting from operations over the calendar quarter for which such fees are being calculated and the eleven preceding quarters exceeds the cumulative incentive fees accrued and/or paid for such eleven preceding quarters. This table does not account for the Advisor’s agreement to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019.

(6)

For purposes of the “200% asset coverage” column and “150% asset coverage” columns, the table assumes average gross assets (excluding cash and cash equivalents) of $606.7 million and $901.7 million, respectively, interest income calculated by applying the ratio of “total interest income” for the three months ended December 31, 2018 to the “total investment, at fair value” as of December 31, 2018 to the pro forma assets as of December 31, 2018 and interest expense on incremental pro forma leverage of 5.70%, which was the weighted average interest rate of the Company’s revolving credit facility with ING Capital LLC, or the Revolving Facility and unsecured notes as of December 31, 2018.

(7)

We may borrow funds from time to time to make investments to the extent that the economic situation is conducive to doing so. The costs associated with our borrowings are indirectly borne by our common stockholders. Interest payments on borrowed funds represents interest expense and non-use commitment fees related to our $275.0 million Revolving Facility, and amortization of deferred financing costs. Interest expense is calculated based upon $107.7 million outstanding on the Revolving Facility as of December 31, 2018 at a weighted average interest rate of 4.90% and amounts outstanding on two issuances of notes payable due 2022 ($60.0 million outstanding) and 2023 ($51.6 million outstanding) at an interest rate of 6.75% and 6.125%, respectively, as of December 31, 2018. Non-use commitment fees related to the Revolving Facility is based upon unused commitments as of December 31, 2018. Amortization of deferred financing costs is based upon actual amounts incurred during the three months ended December 31, 2018, annualized for a full year.

(8)

Includes overhead expenses, including payments under the administration agreement based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the administration agreement, and is estimated to reflect the Company’s estimate of such expenses for the current fiscal year under the respective asset coverage scenario. Other expenses also include income tax provision, excise and other taxes estimated to have incurred for the current fiscal year under the respective asset coverage scenario.

(9)

Our stockholders indirectly bear the expenses of the Acquired Funds. This amount includes the estimated annual fees and expenses of Gryphon Partners 3.5, L.P., Freeport Financial SBIC Fund LP and THL Credit Logan JV LLC, which are our only Acquired Funds as of December 31, 2018. Such fees and expenses are netted against distributions received by the Company. The Total Annual Expenses presented in this table does not include Acquired Fund Fees and Expenses.

(10)	Total annual expenses as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses would be for a company that is not leveraged.

Estimated Annual Expenses Under the Proposed Amended Agreement (as percentage of net assets attributable to common stock)	Actual asset coverage as of December 31, 2018 (235%)(1)	200% asset coverage(2)	150% asset coverage(3)
Base Management Fees(4)	1.80%	2.05%	3.05%
Incentive Fees Payable Under the Investment Management Agreement (17.5% of ordinary income and capital gains)(5)(6)(7)	0.89%	1.41%	2.48%
Interest Payments on Borrowed Funds (including Cost of Servicing Debt Securities and/or Preferred Stock)(8)	4.97%	6.09%	10.86%
Other Expenses(9)	1.96%	1.96%	1.96%
Acquired Fund Fees and Expenses(10)	3.29%	3.29%	3.29%
Total Annual Expenses(11)	12.92%	14.81%	21.64%

(1)	Expenses for the “Actual asset coverage as of December 31, 2018 (235%)” column are based on actual expenses incurred for the three months ended December 31, 2018, annualized for a full year.
(2)

Expenses for the “200% asset coverage” column are based on annualized pro forma expenses for the three months ended December 31, 2018, which assume a hypothetical asset coverage ratio of 200%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(3)

Expenses for the “150% asset coverage” column are based on annualized pro forma expenses for the three months ended December 31, 2018, which assume a hypothetical asset coverage ratio of 150%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(4)

For purposes of the “200% asset coverage” and “150% asset coverage” columns, the table assumes average gross assets (excluding cash and cash equivalents) of $606.7 million and $901.7 million, respectively, and interest income at a ratio of “total interest income” for the three months ended December 31, 2018 to the “total investment, at fair value” as of December 31, 2018 to the pro forma assets as of December 31, 2018. See “Impact on the Base Management and Incentive Fees to be Payable to the Advisor” above.

(5)

The incentive fee has two components, ordinary income and capital gains. The ordinary income component is payable quarterly in arrears and the capital gains fee is payable annually in arrears. The ordinary income component is the amount, if positive, equal to 17.5% of the amount of the Company’s preincentive fee net investment income subject to a 2.0% (which is 8.0% annualized) hurdle rate (also referred to as “minimum income level”). Notwithstanding the foregoing, no incentive fee is payable except to the extent 17.5% of the cumulative net increase in net assets resulting from operations over the calendar quarter for which such fees are being calculated and the eleven preceding quarters commencing January 1, 2018 exceeds the cumulative incentive fees accrued and/or paid for such eleven preceding quarters. This table does not account for the Advisor’s agreement to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019.

(6)

For purposes of the “200% asset coverage” column and “150% asset coverage” columns, the table assumes average gross assets (excluding cash and cash equivalents) of $606.7 million and $901.7 million, respectively, interest income calculated by applying the ratio of “total interest income” for the three months ended December 31, 2018 to the “total investment, at fair value” as of December 31, 2018 to the pro forma assets as of December 31, 2018 and interest expense on incremental pro forma leverage of 5.70%, which was the weighted average interest rate of the Company’s revolving credit facility with ING Capital LLC, or the Revolving Facility and unsecured notes as of December 31, 2018.

(7)

The Proposed Amended Agreement includes a lookback (total return requirement) over the Trailing Twelve Quarter Period commencing on January 1, 2018, meaning for purposes of this table, only results for four of twelve quarters are reflected in the lookback calculation that caps the amount of incentive fees paid. This would have contributed to an incremental higher amount of Incentive Fee under the Proposed Amended Agreement compared to the Existing Agreement for the year ended December 31, 2018, but is not necessarily indicative of the level of Incentive Fees that we will pay the Advisor going forward. The

Incentive Fee under the Proposed Amended Agreement will not go into effect until January 1, 2020, and the Advisor has agreed to waive a portion of the Incentive Fee to the extent necessary to ensure that it will only receive the lesser of the Incentive Fee under the Existing Agreement and Proposed Amended Agreement until December 31, 2020. Thereafter, a full twelve quarters of results will be factored in to the lookback for purposes of calculating the Incentive Fee going forward.
(8)

We may borrow funds from time to time to make investments to the extent that the economic situation is conducive to doing so. The costs associated with our borrowings are indirectly borne by our common stockholders. Interest payments on borrowed funds represents interest expense and non-use commitment fees related to our $275.0 million Revolving Facility, and amortization of deferred financing costs. Interest expense is calculated based upon $107.7 million outstanding on the Revolving Facility as of December 31, 2018 at a weighted average interest rate of 4.90% and amounts outstanding on two issuances of notes payable due 2022 ($60.0 million outstanding) and 2023 ($51.6 million outstanding) at an interest rate of 6.75% and 6.125%, respectively, as of December 31, 2018. Amortization of deferred financing costs is based upon actual amounts incurred during the three months ended December 31, 2018, annualized for a full year.

(9)

Includes overhead expenses, including payments under the administration agreement based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the administration agreement, and is estimated to reflect the Company’s estimate of such expenses for the current fiscal year under the respective asset coverage scenario. Other expenses also include income tax provision, excise and other taxes estimated to have incurred for the current fiscal year under the respective asset coverage scenario.

(10)

Our stockholders indirectly bear the expenses of the Acquired Funds. This amount includes the estimated annual fees and expenses of Gryphon Partners 3.5, L.P., Freeport Financial SBIC Fund LP and THL Credit Logan JV LLC, which are our only Acquired Funds as of December 31, 2018. Such fees and expenses are netted against distributions received by the Company. The Total Annual Expenses presented in this table does not include Acquired Fund Fees and Expenses.

(11)	Total annual expenses as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses would be for a company that is not leveraged.

Example. The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in the Company’s common stock, assuming (1) actual asset coverage (235%) as of December 31, 2018, (2) a hypothetical asset coverage ratio of 200% and (3) a hypothetical asset coverage ratio of 150%, assuming that the Company’s annual operating expenses remain at the levels set forth in the table above for the respective asset coverage ratio, except for the incentive fee based on income. Transaction expenses are not included in the following example.

An investor would pay the following expenses on a $1,000 investment in the Company’s common stock under the Existing Agreement:

	1 year	3 years	5 years	10 years
Based on the Actual Asset Coverage (235%) as of December 31, 2018
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$136	$373	$572	$937
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$146	$397	$602	$966
Based on 200% Asset Coverage
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$151	$410	$618	$981
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$161	$432	$646	$1,004
Based on 150% Asset Coverage
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$217	$549	$779	$1,091
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$227	$568	$799	$1,100

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the Company’s investment management agreement and therefore subject to the incentive fee based on capital gains. Because the Company’s investment strategy involves investments that generate primarily current income, the Company believes that a 5% annual return resulting entirely from net realized capital gains is unlikely. This table does not account for the Advisor’s agreement to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019.

An investor would pay the following expenses on a $1,000 investment in the Company’s common stock under the Proposed Amended Agreement:

	1 year	3 years	5 years	10 years
Based on the Actual Asset Coverage (235%) as of December 31, 2018
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$126	$351	$542	$907
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$135	$372	$570	$935
Based on 200% Asset Coverage
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$141	$385	$587	$952
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$149	$405	$613	$975
Based on 150% Asset Coverage
Assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$201	$517	$744	$1,072
Assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$210	$534	$764	$1,083

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)	Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the Company’s investment management agreement and therefore subject to the incentive fee based on capital gains. Because the Company’s investment strategy involves investments that generate primarily current income, the Company believes that a 5% annual return resulting entirely from net realized capital gains is unlikely. This table does not account for the Advisor’s agreement to waive 100% of the incentive fees accrued for the period commencing on January 1, 2018 and ending on December 31, 2019.

The foregoing table is to assist Stockholders in understanding the various costs and expenses that an investor in the Company’s common stock will bear directly or indirectly. While the example assumes a 5% annual return, the Company’s performance will vary and may result in a return greater or less than 5%. The incentive fee under the Company’s investment management agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. The example assumes reinvestment of all distributions at net asset value. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under the Company’s dividend reinvestment plan may occur at a price per share that differs from net asset value.

While the above tables assume an asset coverage ratio of 150%, management, in consultation with the Board, will determine the appropriate level of leverage for the Company based on a variety of factors. As such, even if this proposal is approved, the Company may continue to operate with lower levels of leverage (i.e., higher asset coverage ratios).

Board and stockholder approval of the Existing Agreement

At a meeting the Board held on March 5, 2019, the Board unanimously voted to approve the investment advisory agreement. In reaching a decision to approve the investment advisory agreement, the Board reviewed a significant amount of information and considered, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to us by THL Credit Advisors;

•	the fee structures of comparable externally managed business development companies that engage in similar investing activities;

•	our projected operating expenses and expense ratio compared to business development companies with similar investment objectives;

•

any existing and potential sources of indirect income to THL Credit Advisors from its relationship with us and the profitability of that relationship, including through the investment advisory agreement;

•	information about the services to be performed and the personnel performing such services under the investment advisory agreement;

•	the organizational capability and financial condition of THL Credit Advisors and its affiliates; and

•	various other matters.

Based on the information reviewed and the discussions detailed above, the Board, including the Independent Directors, concluded that the investment advisory fee rates and terms are reasonable in relation to the services provided and approved the Existing Agreement as being in the best interests of our stockholders.

Approval of the Proposed Amended Agreement

At the March 5, 2019 in-person meeting, the Board, including a majority of the Independent Directors, voted unanimously to approve the Proposed Amended Agreement and submit both for approval by the Company’s stockholders.

In considering whether to recommend the approval of the Proposed Amended Agreement, the Board considered materials provided by the Advisor and met with senior management of the Advisor to discuss a number of topics affecting their determination, which included the same six areas of emphasis that are described above as considerations of the Existing Agreement. The Board also reviewed scenario analysis regarding the proposed incentive fee calculation. As set forth in the table above, the cumulative base management and incentive fees would on a pro forma basis be 19.5% less as applied to the fiscal year ended December 31, 2018 compared to the aggregate fees due and payable under the Existing Agreement. The Board also discussed with senior management of the Advisor as to why the aggregate incentive fees would have been greater for the fiscal year ended December 31, 2018 with the application of the lower incentive fee rate. As set forth in footnote (2) of the table above, the greater incentive fee amount results from applying the lookback for four quarters compared to a full Trailing Twelve Quarter Period because such lookback commences on January 1, 2018. The Board determined that such shorter lookback period would not apply at the time the Proposed Amendment Agreement becomes effective because (1) the incentive fee would go into effect no earlier than January 1, 2020 as a result of the waiver of all incentive fees through December 31, 2019 and (2) the Advisor’s agreement to accept the lesser of the incentive fee that would be due as calculated under the Existing Agreement and the Proposed Amended Agreement until December 31, 2020 (the date after which a full Trailing Twelve Quarter Period will be established) which would apply a full Trailing Twelve Quarter Period lookback.

The Board also discussed in detail the Proposed Amended Agreement incentive fee calculation that encompasses a Trailing Twelve Quarter Period of preincentive fee net investment income compared to the single-quarter analysis utilized by the Existing Agreement. The Board determined that a Trailing Twelve Quarter Period calculation of incentive fee is a beneficial means of measuring performance over a longer period rather than a quarter by quarter analysis. The Board considered that the possibility exists such incentive fee calculation over a Trailing Twelve Quarter Period under the Proposed Amended Agreement can, in any given quarter, result in greater incentive fees paid after December 31, 2020 compared to the incentive fee structure in effect prior to January 1, 2018 in the event that the Company significantly increases preincentive fee net investment income in excess of prior quarters that would allow the Advisor to recoup incentive fees in prior quarters that otherwise would not have been earned under the Existing Agreement. Nonetheless, the Board determined that such calculation was reasonable because such payment was still subject to the Incentive Fee Cap which limited such incentive fee payment to 17.5% of the Cumulative Net Return (constituting preincentive fee net investment income in respect of the relevant Trailing Twelve Quarter Period less Net Capital Loss during the relevant Trailing Twelve Quarter Period). Additionally, based on information provided to the Board by the Advisor, the Board determined in reliance on the information that on average, such aggregate fees will likely result in lower aggregate fees as a result of the reduced rates of both the incentive and base management fees and that the proposed incentive fee calculation would result in lower fees in the event of material decline of preincentive fee net investment income and/or Net Capital Loss as compared to the incentive fee calculation under the Existing Agreement.

No single factor was responsible for the Board’s determinations. Rather, after weighing all of the reasons discussed above, the Board, including a majority of the Independent Directors, unanimously determined that the Proposed Amended Agreement, as proposed, is fair and reasonable in relation to the services to be provided and approved the Proposed Amended Agreement as being in the best interests of the Company and its stockholders.

Duration and termination

The Agreements remain in effect for a period of two years from the date of stockholder approval and thereafter remain in effect from year to year if approved annually by the affirmative vote of the holders of a majority of our outstanding voting securities, including, in either case, approval by a majority of the Independent Directors. The investment management agreement will automatically terminate in the event of its assignment. The investment management agreement may be terminated by either party without penalty upon not less than 60 days written notice to the other. Any termination by us must be authorized by vote of our stockholders.

Additional Information Regarding the Advisor

I.    Organization of the Advisor

The Advisor is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act. The address of THL Credit Advisors is 100 Federal Street, 31st Floor, Boston, Massachusetts 02110.

The Advisor is owned in part by a partnership consisting of certain of the partners of Thomas H. Lee Partners, L.P. (“THL Partners”). THL Partners is one of the world’s oldest and most experienced private equity firms. Since its founding in 1974, the firm has raised over $25 billion of equity capital and invested in more than 140 portfolio companies with an aggregate value of over $200 billion. THL Partners invests in growth-oriented businesses, headquartered primarily in North America, across three sectors: Business & Financial Services, Consumer & Healthcare, and Media, Information Services and Technology. The firm partners with portfolio company management to identify and implement operational and strategic improvements to accelerate sustainable revenue and profit growth. THL Partners strives to build companies of lasting value and generate superior investment returns. We believe we benefit from the Advisor’s relationship with THL Partners. The Advisor has access to the industry knowledge of THL Partners’ investment team to consult with the THL Partners team on specific industry issues, trends and other complementary matters.

II.    Principal Executive Officers and Directors of the Advisor

Christopher J. Flynn, James R. Fellows, Terrence W. Olson and Sabrina Rusnak-Carlson are the principal executive officers of the Advisor. Each of Christopher J. Flynn, Terrence W. Olson, W. Montgomery Cook, James R. Fellows and Howard H. Wu is a voting member of the Advisor’s investment committee. The address of the principal executive officers of the Advisor is 100 Federal Street, 31st Floor, Boston, Massachusetts 02110.

III.    Officers and Directors of the Company and the Advisor

The following officers and Directors of the Company are also officers of the Advisor:

Name	Position with the Company	Position with the Advisor
Christopher J. Flynn	Director and Chief Executive Officer	Director and Chief Executive Officer
Terrence W. Olson	Chief Operating Officer and Chief Financial Officer	Director, Chief Operating Officer and Chief Financial Officer
Sabrina Rusnak-Carlson	Chief Compliance Officer, General Counsel and Secretary	Chief Compliance Officer, General Counsel and Secretary

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting.

For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

Proposal 3 is not contingent upon stockholder approval of Proposal 2.

The Board unanimously recommends a vote “FOR” this proposal.

PROPOSAL 4: TO APPROVE THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

The Company’s stockholders may be asked to consider and act upon one or more adjournments of the Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the other proposals set forth in this proxy statement.

If a quorum is not present at the Annual Meeting, the Company’s stockholders may be asked to vote on the proposal to adjourn the Annual Meeting to solicit additional proxies. If a quorum is present at the Annual Meeting, but there are not sufficient votes at the time of the Annual Meeting to approve one or more of the proposals, the Company’s stockholders may also be asked to vote on the proposal to approve the adjournment of the Annual Meeting to permit further solicitation of proxies in favor of the other proposals. However, a stockholder vote may be taken on one of the proposals in this proxy statement prior to any such adjournment if there are sufficient votes for approval on such proposal.

If the adjournment proposal is approved, and the Annual Meeting is adjourned, the Board will use the additional time to solicit additional proxies in favor of any of the proposals to be presented at the Annual Meeting, including the solicitation of proxies from stockholders that have previously voted against the relevant proposal.

The Board believes that, if the number of shares of the Company’s common stock voting in favor of any of the proposals presented at the Annual Meeting is insufficient to approve a proposal, it is in the best interests of the Company’s stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. Any adjournment of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned or postponed.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. For purposes of the vote on this proposal, abstentions and broker non-votes will have the effect of a vote against this proposal.

The Board unanimously recommends a vote “FOR” the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies.

Stockholder Proposals

Any stockholder proposals submitted pursuant to the SEC’s Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2020 Annual Meeting of Stockholders must be received by the Company on or before January 4, 2020. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Sabrina Rusnak-Carlson, Secretary of the Company at 100 Federal Street, 31st Floor, Boston, MA 02110.

Stockholder proposals or director nominations to be presented at the 2019 Annual Meeting of stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be timely delivered in writing to the Secretary of the Company at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. For the Company’s 2020 Annual Meeting of Stockholders, the Company must receive such proposals and nominations no later than March 16, 2020 and no earlier than February 15, 2020. If the date of the Annual Meeting has been advanced by more than thirty (30) calendar days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, of if no annual meeting was held in the preceding year, stockholder proposals or director nominations must be so delivered not earlier than one hundred and twenty (120) days prior to the date of the 2020 Annual Meeting of Stockholders and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which such public disclosure of the date of the 2020 Annual Meeting of Stockholders is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Proposals must also comply with the other requirements contained in the Company’s By-laws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Other Business

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters may properly be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, the proxies, in the form enclosed, will be voted in respect thereof in accordance with the discretion of the proxyholders.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that you may be represented at the Annual Meeting.

Annual Reports

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which includes our audited consolidated financial statements, certain supplementary financial information and management’s discussion and analysis of financial condition and results of operations, is being furnished with this proxy statement. We incorporate by reference the audited consolidated financial statements and notes thereto in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018.

Appendix A

~~EXECUTION COPY~~

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

~~AGREEMENT~~This Amended and Restated Agreement (the “Agreement”), dated as of ~~April 1, 2010~~[ ] 2019, between THL Credit, Inc., a Delaware corporation (the “Corporation”), and THL Credit Advisors LLC (the “Advisor”), a Delaware limited liability company amends and restates that certain Investment Management Agreement dated April 1, 2010 among the Corporation and the Advisor.

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Corporation, which ~~intends to elect to operate~~has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General. The Advisor agrees, all as more fully set forth herein, to act as investment advisor to the Corporation with respect to the investment of the Corporation’s assets and to supervise and arrange for the day-to-day operations of the Corporation and the purchase of assets for and the sale of assets held in the investment portfolio of the Corporation.

2. Duties and Obligations of the Advisor with Respect to Investment of Assets of the Corporation.

(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Corporation’s board of directors (the “Board of Directors”), the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Corporation’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Corporation and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Corporation; (ii) supervise continuously the investment program of the Corporation and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of Section 2(e) hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Corporation. Nothing contained herein shall be construed to restrict the Corporation’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Corporation’s shares.

(b) In the performance of its duties under this Agreement, the Advisor shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Corporation; (ii) any other applicable provision of law; (iii) the provisions of the Certificate of Incorporation and the By-Laws of the Corporation, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Corporation as set forth in the Corporation’s effective Registration Statement on Form N-2~~, dated June 1, 2009~~ (the “Registration Statement”), as they may be amended from time to time by the Board of Directors or shareholders of the Corporation; and (v) any policies and determinations of the Board of Directors of the Corporation and provided in writing to the Advisor.

(c) The Advisor will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties thereunder. The Corporation shall reimburse the Advisor for all direct and indirect costs and expenses incurred by the Advisor for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of investment advisory services hereunder by the Advisor, including the costs and expenses of due diligence of potential investments, monitoring performance of the Corporation’s investments, serving as directors and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Corporation’s rights in respect of its investments and disposing of investments. All allocations made pursuant to this paragraph (c) shall be made pursuant to allocation guidelines approved from time to time by the Board of Directors. The Corporation shall also be responsible for the payment of all the Corporation’s other expenses, including payment of the fees payable to the Advisor under Section 6 hereof; organizational and offering expenses; expenses incurred in valuing the Corporation’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); expenses incurred by the Advisor or payable to third parties, including agents, consultants or other advisors and travel expense, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and enforcing the Corporation’s rights in respect of such investments; performing due diligence on the Corporation’s prospective portfolio companies; interest payable on debt, if any, incurred to finance the Corporation’s investments; distributions on shares; offerings of the Corporation’s common stock and other securities; investment advisory and management fees payable under this Agreement; administration fees; transfer agent and custody fees and expenses; the allocated costs of providing managerial assistance to those portfolio companies that require it; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making and disposing of investments; brokerage fees and commissions; the Corporation’s dues, fees and charges of any trade association of which the Corporation is a member; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports, registration statements, prospectuses or other documents required by the SEC, including printing and mailing costs; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the expenses of holding shareholder meetings; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; litigation and indemnification and other extraordinary or non recurring expenses; and all other non-investment advisory expenses of the Corporation.

(d) The Advisor shall give the Corporation the benefit of its professional judgment and effort in rendering services hereunder, but neither the Advisor nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Corporation in connection with the matters to which this Agreement relates, provided, that the foregoing exculpation shall not apply to a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Corporation may have which may not be waived under applicable law.

(e) The Advisor will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Corporation and other clients of the Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Corporation and its other clients and that the total commissions paid by the Corporation will be reasonable in relation to the benefits to the Corporation over the long term, subject to review by the Board of Directors of the Corporation from time to time with respect to the extent and continuation of such practice to determine whether the Corporation benefits, directly or indirectly, from such practice. In addition, the Advisor is authorized to take into account the sale of shares of the Corporation in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Advisor), provided that the Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.

3. Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will not undertake, and will cause its employees not to undertake, activities which, in its judgment, will adversely affect the performance of the Advisor’s obligations under this Agreement.

4. Agency Cross Transactions. From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client. The Securities and Exchange Commission has adopted a rule under the Advisers Act which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Corporation authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account. The Corporation may revoke its consent at any time by written notice to the Advisor.

5. Expenses. During the term of this Agreement, the Advisor will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries or Directors’ fees of any officers or Directors of the Corporation who are affiliated persons (as defined in the 1940 Act) of the Advisor.

6. Compensation of the Advisor.

(a) The Advisor, for its services to the Corporation, will be entitled to receive a management fee (the “Base Management Fee”) from the Corporation determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The Base Management Fee will be calculated at an annual rate of ~~1.50~~1.00% of the Corporation’s gross assets and payable quarterly in arrears on a calendar quarter basis. For purposes of calculating the Base Management Fee, the term “gross assets” is determined without deduction for any liabilities. ~~For the period from the date of commencement of the Corporation’s operations (the “Commencement Date”) through the end of the first quarter of the Corporation’s operations, the~~The Base Management Fee will be ~~calculated based on the initial value of the Corporation’s gross assets. Subsequently, the Base Management Fee will be~~ calculated based on the value of the Corporation’s gross assets at the end of the most recently completed calendar quarter prior to the quarter for which such fees are being calculated, and appropriately adjusted for any share issuances or repurchases during the calendar quarter for which such fees are being calculated. Base Management Fees for any partial quarter will be appropriately pro-rated.

(b) For purposes of this Agreement, the gross assets and net assets of the Corporation shall be calculated pursuant to the procedures adopted by the Board of Directors of the Corporation for calculating the value of the Corporation’s assets.

(c) The Incentive Fee will consist of two parts, as follows:

(i) ~~One part will be~~The ordinary income component is calculated, and payable, quarterly in arrears ~~based on the~~at the end of each calendar quarter by reference to our aggregate Pre-Incentive Fee net investment income ~~for~~(as described below), as adjusted as described below, from the calendar quarter ~~for which such fees are being calculated and shall be payable promptly following the filing of the Corporation’s financial statements for such~~then ending and the eleven preceding calendar quarters (or if shorter, the number of quarters that have occurred since January 1, 2018) (such period hereinafter referred to as the “Trailing Twelve ~~q~~Quarter Period”). “Pre-Incentive Fee net investment income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees that the Corporation receives from portfolio companies) accrued during the calendar quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Corporation’s administration agreement (the “Administration Agreement”), interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee and any offering expenses and other expenses not charged to operations and excluding reversals of the Incentive Fee solely to the extent such reversals have the effect of reducing previously accrued Incentive Fees under the proviso to the following sentence). Pre-~~i~~Incentive ~~f~~Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income not yet received in cash; provided, however, that the portion of the Incentive Fee attributable to deferred interest features shall be paid, together with interest thereon from the date of deferral to the date of payment at the prime rate published from time to time by the Wall Street Journal or, in the absence thereof, a bank chosen by the board of directors, only if and to the extent received in cash, and any accrual thereof shall be reversed if and to the extent such interest is reversed in connection with any write off or similar ~~treatment~~permanent impairment of the investment giving rise to any deferred interest accrual, applied in each case in the order such interest was accrued. ~~Such subsequent payments in respect of previously accrued income shall not reduce the amounts payable for any quarter pursuant to clause (ii) below.~~ Pre-Incentive Fee net investment income ~~does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.~~

is ~~(ii) Pre-Incentive Fee net investment income,~~ expressed as a rate of return on the value of the ~~Corporation’s~~Company’s net assets (~~defined as total assets less senior securities constituting indebtedness and preferred stock~~)as determined in accordance with GAAP) calculated, and payable, quarterly in arrears at the end of the calendar quarter ~~for which such fees are being calculated, will be compared to a “hurdle rate” of 2.00% per quarter (8.0% annualized)~~comprising the relevant Trailing Twelve Quarter Period and adjusted for any share issuances or repurchases during such quarter. The hurdle amount for Pre-Incentive Fee net investment income is based on ordinary income is determined on quarterly basis and is equal to 2.0% (which is 8.0% annualized) multiplied by the net asset value attributable to our common stock at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarter Period (also referred to as “hurdle rate”). The hurdle amount is calculated after making appropriate adjustments for subscriptions (which includes all issuances by us of shares of our common stock, including issuances pursuant to our dividend reinvestment plan) and distributions that occurred during the relevant Trailing Twelve Quarter Period. The Corporation will pay the Advisor an Incentive Fee with respect to the Corporation’s Pre-Incentive Fee net investment income for the relevant Trailing Twelve Quarter Period in each calendar quarter as follows:

(1)	no Incentive Fee for any calendar quarter in which the Corporation’s Pre-Incentive Fee net investment income does not exceed the hurdle rate;

(2)

100% of the Corporation’s Pre-Incentive Fee net investment income for any ~~calendar~~Trailing Twelve ~~q~~Quarter Period with respect to that portion of the Pre-Incentive Fee net investment income for such ~~quarter~~period, if any, that exceeds the hurdle rate but is less than 2.50% (10.0% annualized); and

(3)

~~20.0~~17.5% of the amount of the Corporation’s Pre-Incentive Fee net investment income for ~~any calendar~~the Trailing Twelve ~~q~~Quarter Period with respect to that portion of the Pre-Incentive Fee net investment income for such quarter, if any, that exceeds 2.5% (10.0% annualized);

~~provided that, no incentive fee in respect of Sections 6(c)(i) and 6(c)(ii) hereof will be payable except to the extent 20.0% of the cumulative net increase in net assets resulting from operations over the calendar quarter for which such fees are being calculated and the 11 preceding quarters exceeds the cumulative incentive fees accrued and/or paid pursuant to Section 6(c) hereof for such 11 preceding quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the amount, if positive, of the sum of Pre-Incentive Fee net investment income, Base Management Fees, realized gains and losses and unrealized appreciation and depreciation of the Corporation for the calendar quarter for which such fees are being calculated and the 11 preceding calendar quarters.~~

The amount of the Incentive Fee on Pre-Incentive Fee net investment income that will be paid for a particular quarter will equal the excess of the incentive fee so calculated minus the aggregate incentive fees on ordinary income that were paid in respect of the eleven preceding calendar quarters (or if shorter, the appropriate number of preceding quarters incentive fees paid that have occurred since January 1, 2018) included in the relevant Trailing Twelve Quarter Period but not in excess of the total return requirement (as described below).

The foregoing Incentive Fee will be subject to an Incentive Fee Cap (as defined below). The “Incentive Fee Cap” for any quarter is an amount equal to (a) 20% of the Cumulative Net Return (as defined below) during the calendar quarter the Trailing Twelve Quarter Period, minus (b) the aggregate incentive fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarter Period.

“Cumulative Net Return” means (x) Pre-Incentive Fee net investment income in respect of the relevant Trailing Twelve Quarter Period minus (y) any Net Capital Loss, if any, in respect of the relevant Trailing Twelve Quarter Period. If, in any quarter, the Incentive Fee Cap is zero or a negative value, we will pay no incentive fee based on income to the Advisor for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is a positive value but is less than the incentive fee based on Pre-Incentive Fee net investment income that is payable to the Advisor for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, the Corporation will pay an Incentive Fee based on Pre-Incentive Fee net investment income to the Advisor equal to the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is equal to or greater than the incentive fee based on Pre-Incentive Fee net investment income that is payable to the Advisor for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, the Corporation shall pay an Incentive Fee based on Pre-Incentive Fee net investment income to the Advisor equal to the Incentive Fee calculated as described above for such quarter without regard to the Incentive Fee Cap.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period.

(iii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on December 31, ~~2010~~2020, and is calculated at the end of each applicable year by subtracting (1) the sum of the Corporation’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Corporation’s cumulative aggregate realized capital gains, in each case calculated from the Commencement Date. If the amount so calculated is positive, then the Capital Gains Fee for such year is equal to ~~20.0~~17.5% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years~~; provided that the Incentive Fee determined as of December 31, 2010 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation for the period ending December 31, 2010~~. If such amount is negative, then no Capital Gains Fee will be payable for such year. If this Agreement is terminated as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

7. Indemnification. (a) The Corporation shall indemnify the Advisor, and each of the Advisor’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Advisor’s request as a director, officer, partner, member or the like of another entity) (each such person being an “Indemnitee”) against any loss, liability, claim, damage or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding or investigation, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee’s having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Corporation and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (i) no Indemnitee shall be indemnified hereunder against any liability to the Corporation or its shareholders or any expense of such Indemnitee arising by reason of (A) willful misfeasance, (B) bad faith, (C) gross negligence or (D) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (A) through (D) being sometimes referred to herein as “disabling conduct”); (ii) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Corporation and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Corporation and did not involve disabling conduct by such Indemnitee; and (iii) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors of the Corporation.

(b) The Corporation may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Corporation receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Corporation unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the Corporation determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (i) the Indemnitee shall provide security for such undertaking; (ii) the Corporation shall be insured against losses arising by reason of any unlawful advance; or (iii) a majority of a quorum consisting of Directors of the Corporation who are neither “interested persons” of the Corporation (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a writing, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c) All determinations with respect to the standards for indemnification hereunder shall be made (i) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct; or (ii) in the absence of such a decision, by (A) a majority vote of a quorum of the Disinterested Non-Party Directors of the Corporation or (B) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a writing. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (ii) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

8. Duration and Termination. This Agreement shall ~~become effective as of the date the Corporation commences investment operations and, unless sooner terminated with respect to the Corporation as provided herein, shall~~ continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Corporation for successive annual periods, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Corporation’s Board of Directors or the vote of a majority of the outstanding voting securities of the Corporation at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Corporation at any time, without the payment of any penalty, upon giving the Advisor not less than 60 days’ notice (which notice may be waived in whole or in part by the Advisor), provided that such termination by the Corporation shall be directed or approved by the vote of a majority of the Directors of the Corporation in office at the time or by the vote of the holders of a majority of the voting securities of the Corporation at the time outstanding and entitled to vote, or by the Advisor on not less than 60 days’ written notice (which notice may be waived in whole or in part by the Corporation). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act and the regulations thereunder.)

9. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THL CREDIT, INC.

By:	~~/s/ Terrence W. Olson~~
Name: Title:	Terrence W. Olson Chief Financial Officer

THL CREDIT ADVISORS LLC

By:	~~/s/ James K. Hunt~~
Name: Title:	~~James K. Hunt~~Christopher J. Flynn Chief Executive Officer

PROXY THL CREDIT, INC. Annual Meeting of Stockholders – June 14, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Terrence W. Olson and Sabrina Rusnak-Carlson, and each of them, as proxies of the undersigned, with full power of substitution in each of them, to attend the 2019 Annual Meeting of Stockholders of THL Credit, Inc., a Delaware corporation (the “Company”), to be held at 100 Federal Street, 31st Floor, Boston, MA 02110, on June 14, 2019, at 9:30 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast and to otherwise represent the undersigned with all powers that the undersigned would possess if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the 2019 Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. THIS PROXY IS REVOCABLE. UNLESS A CONTRARY DIRECTION IS INDICATED, VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE THEREWITH. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXYHOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF THL CREDIT, INC. June 14, 2019 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.THLCreditBDC.com Please sign, date and mail your proxy card in the envelope provided as soon as possible Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Christopher J. Flynn, Edmund P. Giambastiani, Jr., Nancy Hawthorne, James D. Kern, Deborah McAneny and Jane Musser Nelson as Directors of THL Credit, Inc., each to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified. NOMINEES: FOR ALL NOMINEES Christopher J. Flynn Edmund P. Giambastiani, Jr. WITHHOLD AUTHORITY Nancy Hawthorne FOR ALL NOMINEES James D. Kern Deborah McAneny Jane Musser Nelson FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN To allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the 1940 Act. To approve an amendment to the Company’s investment management agreement to (a) reduce the annual base management fee from 1.5% to 1.0% of the Company’s gross assets, payable quarterly in arrears on a calendar quarter basis, and (b) revise the incentive fee calculation on the Company’s performance generally, including a reduction from 20.0% to 17.5% with an 8% annual hurdle rate. Approval of the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies. Note: In their discretion, the proxies are authorized to vote upon any such other business as may properly come before the Annual Meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting. To change the address on your account, please check the box at right and indicate new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.